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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Cephalon, Inc.
(Name of Registrant as Specified In Its Charter)

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Preliminary Consent Revocation Statement—Subject to Completion, Dated April 7, 2011

CONSENT REVOCATION STATEMENT

CEPHALON, INC.

[    •    ], 2011

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF CEPHALON, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY
VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

        This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are furnished by the Board of Directors (the "Board") of Cephalon, Inc., a Delaware corporation (the "Company" or "Cephalon"), to the holders of outstanding shares of the Company's common stock, par value $0.01 per share, and the associated preferred stock purchase rights (the "Common Stock"), in connection with your Board's opposition to the solicitation of written stockholder consents (the "Valeant Consent Solicitation") by Valeant Pharmaceuticals International, Inc., a Canadian corporation ("Valeant"). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about [    •    ], 2011.

        On March 18, 2011, the Board received an unsolicited, non-binding proposal from Valeant to acquire all of the outstanding shares of Common Stock of the Company at a price of $73.00 per share in cash ("Alternative 1"). On March 25, 2011, the Board received a second letter from Valeant confirming its non-binding proposal for Alternative 1 and alternatively proposing the acquisition by Valeant of certain non-oncology related assets of Cephalon for a total consideration of $2.8 billion in cash ("Alternative 2"). On March 29, 2011, Valeant publicly announced that it had made a non-binding proposal to the Board to acquire Cephalon for $73.00 per share in cash (the "Valeant Non-Binding Proposal").

        On April 5, 2011, the Board unanimously concluded, after an analysis by its financial and legal advisors, that the Valeant Non-Binding Proposal is inadequate and not in the best interests of the Company's stockholders. On April 5, 2011, the Company sent a letter to Valeant and issued a press release setting forth the Board's conclusion. The letter also noted that the Company's Board and management will continue to review, develop and adapt the Company's plan to maximize value for the Company's stockholders.

        Valeant is soliciting your written consents to replace the directors that you duly elected with a slate of nominees chosen by Valeant (the "Valeant Nominees") in order to further Valeant's proposed acquisition of the Company. Valeant proposes to do this by soliciting your consent to three proposals, each of which is described in this Consent Revocation Statement. The Board believes that Valeant's proposals are intended to circumvent the Board's business judgment and to divert the Company from the continued execution of its business strategy to maximize stockholder value. In its public filings with the Securities and Exchange Commission ("SEC"), Valeant has stated its belief that the Valeant Nominees will, if elected and subject to their fiduciary duties, take actions to facilitate the acquisition of the Company by Valeant.

        A consent in favor of the Valeant Consent Solicitation would be a consent to replace all of your duly elected directors with the Valeant Nominees, who would then comprise the entire Cephalon Board and control the Company. Although the Valeant Nominees would, if elected, be subject to their fiduciary duties under Delaware law, they could facilitate Valeant's acquisition of the Company at a price and on terms determined by Valeant and the Valeant Nominees. Your duly elected Board has determined that the Valeant Non-Binding proposal is inadequate and believes, based on statements made by Valeant in its Consent Solicitation Statement, that the Valeant Nominees would commit the Company to a similarly inadequate proposal.

        In considering the Valeant Non-Binding Proposal and the Valeant Consent Solicitation, the Board believes that it is important for the Company's stockholders to recognize that:

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  Valeant has no duty to act in the best interests of the Company's stockholders (including when selecting potential nominees to serve on your Board);

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  it would be in Valeant's and its stockholders' interest to buy Cephalon at the lowest possible price;

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  if the Valeant Nominees are elected to replace the Board, it is possible that the Valeant Nominees would commit the Company to a sale transaction with Valeant at a price that your current Board has determined to be inadequate; and

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  there is no guarantee that the Valeant Nominees will vigorously negotiate with Valeant on behalf of the Company's stockholders.

        Each member of the Board was selected for nomination through a process designed to foster good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading "Information About the Company and its Directors and Officers—Governance of the Company." Although Valeant has stated its belief that the Valeant Nominees would be independent for purposes of the Company's standards and the requirements of NASDAQ, three of the seven Valeant Nominees were recently affiliated with Valeant. Each of these three Valeant Nominees are former directors of Valeant Pharmaceuticals International, Inc., a Delaware corporation ("Old Valeant"), which merged with Biovail Corporation to form Valeant in September 2010.

        We believe that your interests will be best served if the current Board, acting independently of Valeant, continues to be responsible for evaluating all of the alternatives and options available to the Company. We believe that the current Board—which is composed predominantly of independent and disinterested directors—is better able to evaluate what action is in the best interests of the Company's stockholders, and better able to decide on a course of action that will protect and enhance stockholder value, than the Valeant Nominees. Therefore, we are soliciting the revocation of any consents that may have been given in response to the Valeant Consent Solicitation.

        YOUR BOARD UNANIMOUSLY OPPOSES THE VALEANT CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY'S STOCKHOLDERS.

        YOUR BOARD URGES YOU NOT TO SIGN ANY [    •    ] CONSENT CARD SENT TO YOU BY VALEANT BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

        If you have previously signed and returned Valeant's [    •    ] consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the [    •    ] consent card, we urge you to mark the "YES, REVOKE MY CONSENT" boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

        In accordance with the Company's Bylaws, the Board set April 8, 2011 as the record date (the "Record Date") for the determination of the Company's stockholders who are entitled to execute, withhold or revoke consents relating to the Valeant Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Valeant Consent Solicitation.

        If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll Free: (877) 800-5186
(banks and brokers call collect at (212) 750-5833)

FORWARD LOOKING STATEMENTS

        This Consent Revocation Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like "plans," "expects," "will," "anticipates," "intends," "projects," "estimates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements.

        Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the SEC by the Company, particularly under the heading "Risk Factors" in Part 1, Item 1A of Cephalon's Annual Report on Form 10-K, for the year ended December 31, 2010 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

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  the acceptance of our products by physicians and patients in the marketplace, particularly with respect to our recently launched products;

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  our ability to obtain regulatory approvals to sell our product candidates, including any additional future indications for TREANDA, FENTORA and NUVIGIL, and to launch such products or indications successfully;

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  scientific or regulatory setbacks with respect to research programs, clinical trials, manufacturing activities and/or our existing products;

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  the timing and unpredictability of regulatory approvals;

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  unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

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  a finding that our patents are invalid or unenforceable or that generic versions of our marketed products do not infringe our patents or the "at risk" launch of generic versions of our products;

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  the loss of key management or scientific personnel;

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  the activities of our competitors in the industry;

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  regulatory, legal or other setbacks or delays with respect to the settlement agreements with the USAO, the DOJ, the OIG and other federal entities, the state settlement agreements and Corporate Integrity Agreement related thereto, the settlement agreements with the Offices of the Attorneys General of Connecticut and Massachusetts, our settlements of the PROVIGIL patent litigation and the ongoing litigation related to such settlements, and certain other patent infringement lawsuits and proceedings;

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  the Company's ability to integrate successfully technologies, products and businesses we acquire (or have a right to acquire) and realize the expected benefits from those acquisitions, including our recent acquisitions of Mepha GmbH, Ception Therapeutics, Inc. and BioAssets Development Corporation, Inc., our option to acquire Alba Therapeutics Corporation, our expected second quarter 2011 acquisition of Gemin X Pharmaceuticals, Inc., our equity position in, and possible acquisition by takeover bid of, ChemGenex Pharmaceuticals Limited and our strategic alliance with Mesoblast Ltd.;

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  adverse decisions of government entities and third-party payers regarding reimbursement for our products;

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  unanticipated conversion of our convertible notes by our note holders;

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  market conditions generally or in the biopharmaceutical industry that make raising capital or consummating acquisitions difficult, expensive or both;

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  the effect of volatility of currency exchange rates;

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  enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests; and

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  pending, threatened or future legal proceedings, including in connection with the Valeant Non-Binding Proposal and the Valeant Consent Proposals.

        Any forward-looking statement made by us in this Consent Revocation Statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

DESCRIPTION OF THE VALEANT CONSENT SOLICITATION

        As set forth in its consent solicitation materials filed with the SEC, Valeant is soliciting consents in favor of the following proposals (collectively, the "Valeant Consent Proposals"):

          (1)   that any changes to the amended and restated bylaws of the Company filed with the SEC on March 16, 2011, be repealed (the "Bylaw Restoration Proposal");

          (2)   that each member of the Board as of the time this proposal becomes effective, and each person, if any, nominated, appointed or elected by the Company Board prior to the effectiveness of this Proposal to become a member of the Company Board at any future time or upon any event, be removed (the "Removal Proposal"); and

          (3)   to elect each of the following seven (7) individuals to serve as a director of the Company: Santo J. Costa, Richard H. Koppes, Lawrence N. Kugelman, Anders Lönner, John H. McArthur, Thomas G. Plaskett and Blair H. Sheppard (the "Election Proposal").

        We believe that the Valeant Consent Proposals are solely designed to enable Valeant to take control of your Board in order to facilitate Valeant's acquisition of Cephalon pursuant to a proposal that your Board has determined is inadequate and not in the best interests of the Company's stockholders. The Removal Proposal and the Election Proposal, taken together, are designed to enable the Valeant Nominees to take over the entire Board and control the Company. The Bylaw Restoration Proposal is designed to nullify unspecified provisions of the Company's amended and restated Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws subsequent to March 16, 2011.

        The Board believes that the purpose of the Valeant Consent Proposals and the Valeant Consent Solicitation, including the imposition by Valeant of a [    •    ], 2011 deadline to deliver written consents (that is not required by law), is to unduly pressure the Board and the Company's stockholders, to limit the Board's and the Company's stockholders' options and flexibility in evaluating and responding to the Valeant Non-Binding Proposal and to prevent the Board from acting in the best interests of the Company and its stockholders. The Board believes that this pressure is not in your best interests.

        A consent in favor of the Valeant Consent Proposals would be a consent to replace all your duly elected directors with the Valeant Nominees, who would then comprise the entire Board and control the Company. Although the Valeant Nominees would, if elected, be subject to their fiduciary duties under Delaware law, they could facilitate Valeant's acquisition of the Company at a price and on terms determined by Valeant and the Valeant Nominees. Valeant would like you to believe that the Valeant Nominees, if elected, would be able to oversee the Company's business and pursue the best interests of the Company's stockholders free from conflicts of interest. However, the Board believes that the Company's stockholders should have concerns that the Valeant Nominees:

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  may have conflicts of interest;

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  will not have substantial and intimate knowledge of the Company, its day-to-day operations or its products and pipeline;

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  may not independently evaluate and manage the Company's business to enhance value for all of the Company's stockholders; and

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  may not undertake a comprehensive review of all of the Company's alternatives and options other than the Valeant Non-Binding Proposal.

        In considering the Valeant Non-Binding Proposal and the Valeant Consent Solicitation, the Board believes that the Company's stockholders must recognize that Valeant has no duty to act in the best interests of the Company's stockholders (including when selecting potential nominees to serve on your Board) and that, if all or some of the Valeant Nominees are elected to replace members of the Board, the Valeant Nominees may approve a sale of the Company to Valeant at a price your current Board has determined to be inadequate and without sufficiently exploring the Company's alternatives and options. It would be in Valeant's and its stockholders' interest to buy Cephalon at the lowest possible price. There is no guarantee that the Valeant Nominees will vigorously negotiate with Valeant on behalf of the Company's stockholders.

        The Board believes that your interests will be best served if the current Board, acting completely independent of Valeant, continues to be responsible for evaluating the alternatives and options available to the Company. We believe that the current Board—which is composed predominantly of independent and disinterested directors—is better able:

  •
  to evaluate what action is in the best interests of the Company's stockholders; and

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  to decide on a course of action that will protect and enhance stockholder value.

        Therefore, we are soliciting the revocation of any consents that may have been given in response to the Valeant Consent Solicitation.

        YOUR BOARD UNANIMOUSLY OPPOSES THE VALEANT CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY'S STOCKHOLDERS.

        YOUR BOARD URGES YOU NOT TO SIGN ANY [    •    ] CONSENT CARD SENT TO YOU BY VALEANT, BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

        If you have previously signed and returned Valeant's [    •    ] consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the [    •    ] consent card, we urge you to mark the "YES, REVOKE MY CONSENT" boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

        In accordance with the Company's Bylaws, the Board set April 8, 2011 as the Record Date for the Valeant Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Valeant Consent Solicitation.

        If you have any questions about giving your consent revocation or require assistance, please call Innisfree M&A Incorporated, toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

REASONS TO REJECT THE VALEANT CONSENT PROPOSALS

        The Removal Proposal and the Election Proposal, taken together, are designed to enable the Valeant Nominees to take over the entire Board and control the Company. The Bylaw Restoration Proposal is designed to nullify unspecified provisions of the Company's amended and restated Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws subsequent to March 16, 2011. The Board believes that the purpose of the Valeant Consent Proposals and the Valeant Consent Solicitation, including the imposition by Valeant of a [    •    ], 2011 deadline to deliver written consents (that is not required by law), is to unduly pressure the Board and the Company's stockholders, to limit the Board's and the Company's stockholders' options and flexibility in evaluating and responding to the Valeant Non-Binding Proposal and to prevent the Board from acting in the best interests of the Company and its stockholders. The Board believes that this pressure is not in your best interests.

The Valeant Consent Solicitation is an attempt to remove the directors who are acting in the best interests of the Company's stockholders.

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  A consent in favor of the Valeant Consent Proposals would be a consent to replace all of your duly elected directors with the Valeant Nominees, who would then comprise the entire Board.

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  The current Board has a strong track record of acting in the best interests of the Company's stockholders. The Board, which is composed predominantly of independent and disinterested directors, is committed to enhancing value for all of the Company's stockholders.

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  Each of the Company's current directors has an intimate knowledge of the Company, its day-to-day operations and its products and pipeline. In contrast, Valeant and the Valeant Nominees do not have the same familiarity with the Company.

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  The Board believes that the interests of the Company's stockholders will be best served if the Company's current directors, acting independently from (and without any connection to) Valeant, are given the opportunity to continue to review, develop and adapt the Company's plan to maximize value for all of the Company's stockholders.

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  In addition, the Board believes that Valeant is attempting to pressure the Company's stockholders in making a rushed judgment about the future of the Company by setting a [    •    ], 2011 deadline to deliver written consents (that is not required by law).

The Valeant Non-Binding Proposal is an attempt to cash out the Company's stockholders at a price your current Board has determined to be inadequate.

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  On April 5, 2011, after carefully considering the Valeant Non-Binding Proposal, the Board unanimously concluded, after an analysis by its financial and legal advisors, that the Valeant Non-Binding Proposal is inadequate and not in the best interests of the Company's stockholders.

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  Factors the Board considered in determining the Valeant Non-Binding Proposal to be inadequate included:

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  The Valeant Non-Binding Proposal Does Not Fully Reflect the Company's Standalone Value.  The Board determined that Valeant's proposed price significantly undervalues the Company, including the greater value obtainable from the Company's strategic plan, especially the value inherent in the Company's diversified and robust portfolio of marketed and pipeline products.

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  Valeant's Timing is Opportunistic.  The 30-day average share price of the Company's Common Stock of $56.74 on which Valeant based their proposal is near the stock's 52-week low. The Valeant Non-Binding Proposal represents virtually no premium to the Company's 52-week high.

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  The Valeant Non-Binding Proposal Ascribes Little to No Value to the Company's Pipeline.  The Company has created a broad product pipeline, with 10 late-stage product candidates targeted at novel and "best-in-class" therapeutics. These programs represent value that is not reflected in the Valeant Non-Binding Proposal.

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  In addition, the Valeant Non-Binding Proposal is non-binding and is conditioned on the negotiation of definitive transaction agreements. As of the date of this Consent Revocation Statement, Valeant has not announced that it has obtained committed financing for the Valeant Non-Binding Proposal.

The Board believes that the Valeant Nominees may not be in a position to best serve the interests of the Company's stockholders.

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  A consent in favor of the Valeant Consent Proposals is a consent to replace all of your duly elected directors with the Valeant Nominees, who would then comprise the entire Board and control the Company. Although the Valeant Nominees would, if elected, be subject to their fiduciary duties under Delaware law, they could facilitate Valeant's acquisition of the Company at a price your current Board has determined is inadequate.

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  In considering the Valeant Non-Binding Proposal and the Valeant Consent Solicitation, the Board believes that it is important for the Company's stockholders to recognize that Valeant has no duty to act in the best interests of the Company's stockholders (including when selecting potential nominees to serve on your Board). It would be in Valeant's and its stockholders' interest to buy Cephalon at the lowest possible price.

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  While Valeant's consent solicitation materials describe its proposed slate of directors as "independent," the Board believes that all of them have been selected by Valeant simply to facilitate the acquisition of the Company by Valeant on terms that are as favorable to Valeant as possible. In fact, Valeant has stated its belief that the Valeant Nominees will, if elected and subject to their fiduciary duties, take actions to facilitate the acquisition of the Company by Valeant. There is no guarantee that the Valeant Nominees will vigorously negotiate with Valeant on behalf of the Company's stockholders.

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  Even if the Company's stockholders consent to the replacement of the current Board with the Valeant Nominees, Valeant may choose not to continue to pursue or complete the acquisition of the Company contemplated by the Valeant Non-Binding Proposal. There is no guarantee that the Valeant Nominees will be able to manage the Company and enhance its value for the benefit of all of the Company's stockholders if the Valeant Non-Binding Proposal is not consummated for any reason.

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  Valeant will pay each Valeant Nominee $50,000 (this is in addition to any compensation to which an Valeant Nominee would be entitled if elected to the Board and paid in accordance with the Company's current practices for director compensation). Please see the discussion in this Consent Revocation Statement under the heading "Director Compensation." Valeant has also agreed to pay for an independent legal counsel of the Valeant Nominees and indemnify the Valeant Nominees from and against any claims arising from any such person serving as an Valeant Nominee.

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  Three of the seven Valeant Nominees are former directors of Old Valeant which merged with Biovail Corporation to form Valeant. Each of Messrs. Koppes, Kugelman and Lonner owned shares of common stock of Old Valeant that were converted into shares of common stock of Valeant in connection with the merger of Old Valeant and Biovail Corporation in September 2010. In addition, each of Messrs. Koppes, Kugelman and Lonner have a continuing right to be indemnified by Valeant and receive advancement of expenses for acts or omissions occurring at or prior to the completion of the merger of Old Valeant and Biovail Corporation. Valeant has not addressed the potential financial and personal conflicts of interest that each of Messrs. Koppes, Kugelman and Lonner could have in respect of Valeant, and which could potentially impact their views in respect of a sale of the Company to Valeant.

        In summary, the Board believes that the Valeant Nominees have been chosen by Valeant not to protect the interests of the Company's stockholders, but rather for the singular purpose of approving a transaction that the Board has already determined to be inadequate and not in the best interests of the Company's stockholders. In addition, the Board believes that that the Valeant Nominees may not be in a position to best serve the interests of the Company's stockholders.

        FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE VALEANT CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS.

        WE URGE STOCKHOLDERS TO REJECT THE VALEANT CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

BACKGROUND OF THE VALEANT CONSENT SOLICITATION

        On March 3, 2011, the Company's Chief Executive Officer, J. Kevin Buchi, met with Valeant's Chief Executive Officer, J. Michael Pearson. Mr. Buchi and Mr. Pearson had not met prior to this date. During this meeting Mr. Pearson expressed an interest in a consensual transaction involving Valeant and the Company.

        On March 18, 2011, Mr. Pearson met with Mr. Buchi. During this meeting, Mr. Pearson delivered to Mr. Buchi a letter addressed to the Board that set forth a non-binding proposal, later identified by Valeant on March 25, 2011 as Alternative 1, to acquire the Company for $73.00 per share in cash. The letter stated that the proposal was conditioned on confirmatory due diligence and the negotiation of definitive transaction agreements and requested a response by April 1, 2011.

        Also on March 18, 2011, Mr. Buchi communicated to William P. Egan, the Chairman of the Board, that he had received the proposal letter from Valeant and discussed the content of the letter with Mr. Egan.

        On March 19, 2011, representatives from Deutsche Bank Securities Inc. ("Deutsche Bank") and Valeant's financial advisor, Goldman Sachs & Co. ("Goldman Sachs") participated in a call to discuss the non-binding proposal for Alternative 1.

        On March 21, 2011, the Board was provided an update regarding Valeant's non-binding proposal for Alternative 1 and Valeant's letter was distributed to the members of the Board.

        Also on March 21, 2011, members of the Company's management met with the Company's financial and legal advisors to discuss the terms of the non-binding proposal for Alternative 1.

        On March 25, 2011, the Board received a second letter from Valeant confirming its non-binding proposal regarding Alternative 1 and alternatively including a proposal identified as Alternative 2 to acquire certain non-oncology related assets of Cephalon for a total consideration of $2.8 billion in cash. The letter did not specify in detail the specific assets contemplated to be acquired in connection with, or details of the transaction structure contemplated by, Alternative 2. In addition, the letter stated that Alternative 1 and Alternative 2 were conditioned on confirmatory due diligence and the negotiation of definitive transaction agreements. The letter also shortened Valeant's deadline for the Company's response from April 1, 2011 to March 29, 2011.

        On March 26, 2011, a member of Valeant's board of directors contacted a member of the Board during his medical leave to discuss Alternative 1 and Alternative 2.

        On March 27, 2011, representatives from Deutsche Bank and Goldman Sachs participated in a call to discuss the timeline presented by Valeant in Valeant's March 25th letter. During this call, representatives from Deutsche Bank stated that the Board would be in a position to respond to Valeant by the middle of the week of April 4th.

        On March 28, 2011, the Company sent a letter to Valeant stating that the Board would carefully consider each of Alternative 1 and Alternative 2 with its financial advisors. The letter noted Valeant's shortened timeline from April 1st to March 29th and stated that the Company would provide Valeant with the Board's response expeditiously following a thorough analysis of Alternative 1 and Alternative 2.

        Also on March 28, 2011, Mr. Buchi called Mr. Pearson to discuss the Board's proposed timeline for reviewing Alternative 1 and Alternative 2 and representatives of Deutsche Bank called representatives of Goldman Sachs to engage in similar discussions.

        On March 29, 2011, members of the Company's management met with the Company's financial and legal advisors to review Valeant's non-binding proposals for Alternative 1 and Alternative 2.

        Also on March 29, 2011, representatives of Deutsche Bank called representatives of Goldman Sachs to discuss certain questions regarding the details of Valeant's non-binding proposal for Alternative 2. During that call, the representatives of Goldman Sachs stated that Valeant was sending an additional letter to the Board. Later that day, the Board received a third letter from Valeant in which Valeant declined to extend its March 29th response deadline.

        Also on March 29, 2011, following the receipt of the Valeant letter, Mr. Buchi sent a letter to Mr. Pearson and the Valeant board of directors confirming that the Board was reviewing Valeant's non-binding proposals for Alternative 1 and Alternative 2 with its legal and financial advisors and that the Board would be in a position to respond to Valeant by the middle of the week of April 4th. After sending this letter, Mr. Buchi called Mr. Pearson to clarify the Board's timeline and process. Later that afternoon, Mr. Pearson called Mr. Buchi and informed him that Valeant intended to publicly announce the Valeant Non-Binding Proposal later that afternoon.

        On March 29, 2011, following the close of trading, Valeant publicly announced in a press release that it had made the Valeant Non-Binding Proposal to acquire the Company for $73.00 per share in cash and that it intended to commence a consent solicitation to replace the Board.

        During the evening of March 29, 2011, the Board conducted a telephonic meeting to discuss the announcement of the Valeant Non-Binding Proposal and Valeant's proposed consent solicitation. During this meeting, the Company's management and legal and financial advisors responded to questions regarding the Valeant Non-Binding Proposal and Valeant's proposed consent solicitation. Also during the evening of March 29, 2011, the Company issued a press release in which the Company confirmed receipt of Valeant's non-binding proposals for Alternative 1 and Alternative 2 and Valeant's announcement of the Valeant Non-Binding Proposal. The press release noted that the Board intended to consider the Valeant Non-Binding Proposal and would respond in due course and that the Board would act in accordance with stockholders' best interests, with the goal of maximizing stockholder value. The press release also advised stockholders to wait for the response of the Board.

        On April 1, 2011, the Board conducted a telephonic meeting during which the Board discussed and approved the retention by the Company of Merrill Lynch Pierce Fenner & Smith Incorporated as an additional financial advisor.

        On April 4, 2011, the Board met to consider and discuss the Valeant Non-Binding Proposal. At this meeting, the Company's management and legal and financial advisors made presentations to the Board relating to the Valeant Non-Binding Proposal. Additionally, the Company's management and legal and financial advisors responded to questions relating to the Valeant Non-Binding Proposal and Valeant's proposed consent solicitation.

        During the afternoon of April 5, 2011, the Board held a telephonic meeting to continue its consideration of the Valeant Non-Binding Proposal and to engage in further discussion. At this meeting, the Company's management and legal and financial advisors responded to questions relating to the Valeant Non-Binding Proposal and Valeant's proposed consent solicitation. At this meeting, the Board unanimously concluded, after an analysis by its financial and legal advisors, that the Valeant Non-Binding Proposal is inadequate and not in the best interests of the Company's stockholders. Also at this meeting, the Board set April 8, 2011 as the Record Date for the Consent Solicitation pursuant to the Company's Bylaws.

        After the conclusion of this meeting, on April 5, 2011, the Company sent a letter to Valeant and issued a press release setting forth the Board's conclusion. The letter also noted that the Company's Board and management will continue to review, develop and adapt the Company's plan to maximize value for the Company's stockholders.

        On April 5, 2011, Valeant filed a preliminary consent solicitation statement with respect to the Valeant Consent Proposals.

        On April 7, 2011, Cephalon filed a preliminary consent revocation statement with respect to the Valeant Consent Proposals.

 QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

        YOUR BOARD URGES YOU NOT TO SIGN ANY [    •    ] CONSENT CARD SENT TO YOU BY VALEANT BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

        If you have previously signed and returned Valeant's [    •    ] consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the [    •    ] consent card, we urge you to mark the "YES, REVOKE MY CONSENT" boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

Q:
WHO IS MAKING THIS SOLICITATION?

A:
Your Board of Directors.

Q:
WHAT ARE WE ASKING YOU TO DO?

A:
You are being asked to revoke any consent that you may have delivered in favor of the three proposals described in the Valeant Consent Solicitation Statement and, by doing so, preserve your current Board, which will continue to act in your best interests.

Q:
IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:
No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and Cephalon's organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

Q:
WHAT IS THE EFFECT OF DELIVERING A WHITE CONSENT REVOCATION CARD?

A:
By marking the "YES, REVOKE MY CONSENT" boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Valeant. Even if you have not submitted a consent card, we urge you to submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, we urge to you submit a consent revocation card because it will help us keep track of the progress of the consent process.

Q:
IF I DELIVER A CONSENT REVOCATION CARD, DOES THAT MEAN THAT CEPHALON WILL NOT CONSUMMATE A TRANSACTION WITH VALEANT?

A:
No. If you deliver your WHITE Consent Revocation Card, you will only be deciding to preserve the current composition of your Board. In other words, by returning the WHITE Consent Revocation Card, you will help ensure that Cephalon's alternatives and options are evaluated fully and fairly by your existing directors instead of by directors selected by Valeant to facilitate an acquisition of Cephalon by Valeant that your Board has determined is inadequate.

Q:
WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:
Mark the "YES, REVOKE MY CONSENT" boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign, date and return the enclosed WHITE Consent Revocation Card today in the envelope provided. It is important that you date the WHITE Consent Revocation Card when you sign it.

Q:
WHAT HAPPENS IF I DO NOTHING?

A:
If you do not send in any consent Valeant may send you and do not return the enclosed WHITE Consent Revocation Card, it will have the effect of not consenting to the Valeant Consent Proposals.

Q:
WHAT HAPPENS IF THE VALEANT CONSENT PROPOSALS PASS?

A:
If unrevoked consents representing a majority of our common stock outstanding as of the Record Date are delivered to us within 60 days of the earliest dated consent, all of the current members of your Board would be replaced with the Valeant Nominees and the Valeant Nominees would then control Cephalon. Although the Valeant Nominees would, if elected, be subject to their fiduciary duties, the Valeant Nominees could facilitate Valeant's acquisition of Cephalon at a price that the current Board has determined is inadequate.

Q:
WHAT IS YOUR BOARD'S POSITION WITH RESPECT TO THE VALEANT CONSENT PROPOSALS?

A:
Your Board has unanimously determined that the Valeant Consent Proposals are not in the best interests of the Company's stockholders and that stockholders should reject the proposals. Your Board's reasons and recommendations are contained in the section entitled "Reasons to Reject the Valeant Consent Proposals."

Q:
WHAT DOES YOUR BOARD OF DIRECTORS RECOMMEND?

A:
On April 5, 2011, the Board unanimously concluded, after an analysis by its financial and legal advisors, that the Valeant Non-Binding Proposal is inadequate and not in the best interests of the Company's stockholders. As a result, your Board strongly believes that the solicitation being undertaken by Valeant is not in the best interests of the Company's stockholders. Your Board unanimously opposes the solicitation by Valeant and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q:
WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE VALEANT CONSENT PROPOSALS?

A:
In accordance with Delaware law and Cephalon's Bylaws, the Board set April 8, 2011 as the Record Date for the determination of the Company stockholders who are entitled to execute, withhold or revoke consents relating to the Valeant Consent Proposals. Only stockholders of record as of the close of business on April 8, 2011 may execute, withhold or revoke consents with respect to the Valeant Consent Proposals.

Q:
IF I SUBMIT A WHITE CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH CONSENT REVOCATION?

A:
If you change your mind after submitting a consent revocation on the enclosed WHITE Consent Revocation Card, you can submit a later dated consent to Valeant thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to Valeant would have the effect of revoking the earlier dated consent revocation delivered to Cephalon.

Q:
HOW DO I CONSENT, WITHHOLD A CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO MY 401(K) SHARES?

A:
If you participate in the Cephalon, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), you may give consent instructions as to the number of shares of Cephalon common stock equivalent to the interest in Cephalon common stock credited to your account as of the Record Date. You may provide consent instructions to The Vanguard Group by following the instructions on the enclosed instruction form.

Q:
WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:
Please call Innisfree M&A Incorporated, the firm assisting us in soliciting the revocation of consents, toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

THE CONSENT PROCEDURE

Voting Securities and Record Date

        In accordance with the Company's Bylaws, the Board has set April 8, 2011 as the Record Date for the Valeant Consent Solicitation. As of the Record Date, there were [    •    ] shares of the Company's Common Stock outstanding. Each share of the Company's Common Stock outstanding as of the Record Date will be entitled to one vote per share.

        Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Valeant Consent Proposals. Persons beneficially owning shares of the Company's Common Stock (but not holders of record), such as persons whose ownership of the Company's Common Stock is through a broker, bank or other financial institution, may wish to contact such broker, bank or financial institution and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any abstention or failure to vote will have the same effect as voting against the Valeant Consent Proposals.

Effectiveness Of Consents

        Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company's certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the Valeant Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding as of the Record Date are delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

        Because Valeant's proposals could become effective before the expiration of the 60-day period discussed above, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of WHITE Consent Revocation Card

        A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Valeant. Stockholders are urged, however, to deliver all consent revocations to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 (Facsimile No. (212) 750-5799). The Company requests that if a consent revocation is instead delivered to Valeant, a copy of the consent revocation also be delivered to the Company, c/o Innisfree M&A Incorporated, at the address or facsimile number set forth above, so that the Company will be aware of all consent revocations. If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides.

        Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked any prior consent to all of the Valeant Consent Proposals.

        Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Valeant or by delivering to Valeant a subsequently dated [    •    ] consent card that Valeant sent to you.

        If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed WHITE Consent Revocation Card or contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included on the WHITE Consent Revocation Card.

        YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO VALEANT. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE WHITE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE VALEANT CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

        The Company has retained Innisfree M&A Incorporated to assist in communicating with stockholders in connection with the Valeant Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Innisfree M&A Incorporated will be pleased to assist you. You may call Innisfree M&A Incorporated toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

        You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any [    •    ] consent cards. Instead, you can reject the solicitation efforts of Valeant and revoke your consent by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 (Facsimile No. (212) 750-5799). If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides. Please be aware that if you sign a [    •    ] card but do not check any of the boxes on the card, you will be deemed to have consented to the Valeant Consent Proposals.

Results Of This Consent Revocation Solicitation

        The Company will retain an independent inspector of elections in connection with the Valeant Consent Solicitation. The Company intends to notify stockholders of the results of the Valeant Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

        The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company's consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of (if any) litigation related to the solicitation, will be approximately $[    •    ], of which approximately $[    •    ] has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

        The Company has retained Innisfree M&A Incorporated as its proxy solicitor, at an estimated fee of $[    •    ], plus reasonable out-of-pocket expenses incurred on our behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company's Common Stock. Innisfree M&A Incorporated has advised the Company that approximately [    •    ] of its employees will be involved in the solicitation of consent revocations by Innisfree M&A Incorporated on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

        Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be "participants" in this consent revocation solicitation. Please refer to the section entitled "Information About the Company and its Directors and Officers" and to Annex I, "Certain Information Regarding Participants in this Consent Revocation Solicitation" and Annex II, "Recent Trading History of Participants in this Consent Revocation Solicitation" for information about our directors and certain of our executive officers and other employees who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

        Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

CERTAIN LITIGATION

        On March 31, 2011, two separate plaintiffs filed putative class action lawsuits, related to the Valeant Non-Binding Proposal, in the Delaware Court of Chancery. The first-filed suit, brought by plaintiff Kaczak, named as defendants all members of the Board. The second-filed suit, brought by plaintiff County of Dauphin Retirement Plan, named as defendants all members of the Board and the Company itself. Both suits contain substantially similar allegations and seek substantially similar relief. Plaintiffs in both suits allege that members of the Board violated their fiduciary duties to the Company's stockholders by failing to properly consider the Valeant Non-Binding Proposal. They further allege that, by breaching their fiduciary duties, the directors thereby failed to maximize value for the Company's stockholders. Both suits seek injunctions requiring Board members to fulfill their fiduciary duties by properly considering the Valeant Non-Binding Proposal and by acting in ways that will maximize shareholder value. County of Dauphin additionally asks the court to enjoin the board members from "taking any further action designed to frustrate any potential transaction that would maximize shareholder value." Both suits seek fees and expenses.

        On April 4, 2011, a third plaintiff filed a putative class action in the Delaware Court of Chancery against the Company and all Board members. The allegations contained in this third complaint are substantially similar to those contained in the previously-filed complaints—namely, that members of the Board breached their fiduciary duties to the Company's stockholders by failing to adequately consider the Valeant Non-Binding Proposal. Plaintiff seeks an injunction requiring Board members to adequately consider the Valeant Non-Binding Proposal. Plaintiff also seeks fees and expenses.

        Cephalon and all Board members intend to vigorously defend themselves against the asserted claims.

 CERTAIN AGREEMENTS

        The removal of the Board and its replacement with the Valeant Nominees will constitute a change in control that will trigger an event of default under the Company's $200 million, three-year revolving credit facility (the "Credit Agreement"). Although the Company currently does not have any amounts drawn under the Credit Agreement, the administrative agent under the Credit Agreement may terminate outstanding commitments under the Credit Agreement following an event of default, which could significantly reduce the Company's available sources of liquidity and the Company's prospects in the event that the Valeant Non-Binding Proposal is not consummated for any reason.

        The removal and replacement of the Board may also trigger a change in control under certain of the Company's equity plans and agreements with the Company's executive officers that are disclosed in this Consent Revocation Statement.

APPRAISAL RIGHTS

        Our stockholders are not entitled to appraisal rights in connection with the Valeant Consent Proposals or this Consent Revocation Statement.

INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS AND
OFFICERS CURRENT DIRECTORS OF CEPHALON

        The following sets forth information about the current members of the Board as of the date of this Consent Revocation Statement, including the experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director.

Name	Age	Year Elected Director	Principal Occupation
J. Kevin Buchi	55	2010	Mr. Buchi joined Cephalon in March 1991 and, since December 2010, he has served as Chief Executive Officer. From January 2010 through December 2010, Mr. Buchi was Chief Operating Officer. In this role, he managed the company's global sales and marketing functions, as well as product manufacturing, business development and investor relations. From February 2006 through January 2010, Mr. Buchi served as Chief Financial Officer and, from 2004, head of business development for the company. At various times in his career at Cephalon, Mr. Buchi has had oversight of corporate finance, accounting, information systems, facilities, human resources and administration. Mr. Buchi joined Cephalon in 1991 as controller. Mr. Buchi graduated from Cornell University with a Bachelor of Arts degree in chemistry. He was a synthetic organic chemist for the Eastman Kodak Company before going on to obtain a master's degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University. He worked for a large public accounting firm before beginning his career in the pharmaceutical industry with E.I. du Pont de Nemours and Company in 1983. Mr. Buchi serves as a member of the board of directors of Mesoblast Limited, a public company traded on the Australian Stock Exchange.

			With Mr. Buchi's experience as CEO and formerly COO, he brings a tremendous knowledge regarding Cephalon from a short- and long-term strategic perspective and from a day-to-day operational perspective. Mr. Buchi serves as a conduit between the Board and management and oversees management's efforts to realize the Board's strategic goals.
William P. Egan	66	1988
			Mr. Egan is a founder and General Partner of Alta Communications and Marion Equity Partners LLC, Massachusetts-based venture capital firms. He founded Alta's predecessor firm, Burr, Egan, Deleage & Co. in 1979 and has identified and backed several of America's leading growth companies in the information technology, life sciences and communications industries. Mr. Egan currently serves as a director of CRH plc, a building materials supply company.

Name	Age	Year Elected Director	Principal Occupation
			Mr. Egan's general and industry-specific experience provides valuable business, management and leadership experience. As a venture capitalist, Mr. Egan advises numerous companies regarding business challenges and opportunities and has an excellent sense of the general business and economic environment. Mr. Egan has served as a director of Cephalon for over 20 years, allowing him to understand well the challenges and opportunities Cephalon has faced and will face. In recognition of Mr. Egan's business acumen and tenure as director, the Board selected Mr. Egan to serve as its Presiding Director from May 2005 until January 2011, when the Board appointed Mr. Egan to serve as the Chairman of the Board.
Martyn D. Greenacre	69	1992
			Mr. Greenacre served as Chairman of BMP Sunstone Corporation, a pharmaceutical company, from July 2004 until its acquisition by Sanofi-Aventis in February 2011. Mr. Greenacre also has served since 2002 as Chairman of Life Mist Technologies, Inc., a fire suppression equipment company. From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer and as a director of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman Europe, SmithKline Beecham Pharmaceutical company. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company and Curis, Inc., a biotechnology company. Until 2008, Mr. Greenacre served as a director of Immune Response Corp. (a/k/a Orchestra Therapeutics), a vaccine company.

			Mr. Greenacre has significant healthcare and pharmaceutical industry experience, both serving in leadership positions of several companies and as a director of several companies. In particular, based on his experience as Chairman of BMP Sunstone and as Chairman Europe of SmithKline Beecham, Mr. Greenacre serves as a resource to the Board regarding the Company's international operations, as well as its international opportunities and challenges. Mr. Greenacre has served as a director of Cephalon for almost 20 years, allowing him to understand well the challenges and opportunities Cephalon has faced and will face.

Name	Age	Year Elected Director	Principal Occupation
Charles J. Homcy, M.D.	61	2011	Dr. Homcy was appointed to serve as a director of the Company in March 2011. Dr. Homcy is currently a Venture Partner at Third Rock Ventures, LLC, a venture capital firm, Co-Chairman of Portola Pharmaceuticals, Inc., a privately held biotechnology company Dr. Homcy co-founded in 2003 and of which he served as President and Chief Executive Officer from 2003 to 2010 and since 2011, Chairman of the Board of CytomX Therapeutics, a privately-funded biotechnology company. Dr. Homcy also served as a director for Millennium Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2008; Kosan Biosciences, Inc., a biopharmaceutical company, from 2003 to 2008; and Cytokinetics, Inc., a biopharmaceutical company, from 2004 to 2008. From January 2003 to November 2003, Dr. Homcy served as senior R&D advisor at Millennium Pharmaceuticals, having joined them in 2002 as President, Research and Development. Prior to that, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., a biopharmaceutical company, from 1995 to 2002 and as a director of COR from January 1998 to 2002 until its acquisition by Millennium Pharmaceuticals in 2002. Since 1997, Dr. Homcy has been Clinical Professor of Medicine, University of California at San Francisco Medical School and an attending physician at the San Francisco VA Hospital. Dr. Homcy received his B.A. and M.D. degrees from The Johns Hopkins University.

			As Co-Founder, President and Co-Chairman of Portola Pharmaceuticals, Dr. Homcy gained valuable business, management and leadership experience. His extensive scientific and clinical expertise coupled with several years of pharmaceutical industry experience, including his service in various roles as executive, director and venture capitalist, position him well to address business challenges and opportunities specific to Cephalon.

Name	Age	Year Elected Director	Principal Occupation
Vaughn M. Kailian	66	2005	Mr. Kailian is a Managing Director of MPM Capital LP, a leading healthcare venture capital firm. He was Vice Chairperson of the Board of Directors of Millennium Pharmaceuticals, Inc. from February 2002 until December 2004. He served as CEO, President and Director of COR Therapeutics, Inc., a biotechnology company, from 1990 until its acquisition by Millennium in 2002. Prior to this, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various international and U.S. management, marketing and sales positions from 1967 to 1990, including President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian currently serves on the board of directors of NicOx, S.A., a pharmaceutical company, BIO Ventures for Global Health, a non-profit organization, and BIO (the Biotechnology Industry Organization). From 2006 to 2009 he served as President, Chief Executive Officer and director of Memory Pharmaceuticals, a biopharmaceutical company. From 2004 to 2007, he served as Chairman of the Board of ViaCell, Inc., a biotechnology company. Mr. Kailian has extensive healthcare and pharmaceutical industry experience, both in leadership positions, as a director and as a venture capitalist.

			Mr. Kailian's tenure as CEO of COR Therapeutics provides him with valuable business, management and leadership experience. In his current role with MPM Capital, Mr. Kailian is well-positioned to provide advice to the Board regarding general healthcare challenges and opportunities and the business development environment.

Name	Age	Year Elected Director	Principal Occupation
Kevin E. Moley	64	2006	Ambassador Moley currently serves as Chairman of the Board of Project Concern International, a not-for-profit organization based in San Diego, California, that provides poverty and health care solutions in fifteen countries serving over three million people. He also serves as a Senior Advisor to the CEO of Healthy Communities Institute, a provider of community health data services, in San Francisco, California. Ambassador Moley served as the U.S. Permanent Representative to the United Nations and Other International Organizations in Geneva from September 2001 to April 2006. Ambassador Moley also served in the administration of George H.W. Bush as an Assistant Secretary of the U.S. Department of Health and Human Services (HHS) from 1989 to 1992 and as the Deputy Secretary of HHS from 1992 to 1993. In addition to his government service, Ambassador Moley was President and Chief Executive Officer of Integrated Medical Systems Inc. from 1996 to 1998 and was a Senior Vice President of PCS Health Systems, Inc. from 1993 to 1996. Ambassador Moley also served on the Board of Directors of Merge Technologies Inc., a developer of medical imaging and information management software and services, from 2006 to 2008 and Aperature Health, Inc., a provider of on-line health and wellness services from 2008 to 2009. Ambassador Moley previously served as a member of the Cephalon Board of Directors from 1994 to 2001.

			Ambassador Moley's government experience allows him to provide insights regarding regulatory compliance and guidance with respect to government matters. In particular, his services at HHS allow him to advise the Board regarding the formulation of health policy and potential effects on the Company's business. In addition, Mr. Moley's leadership roles at various healthcare companies as an executive officer or director provides him with valuable business, management and leadership experience.

Name	Age	Year Elected Director	Principal Occupation
Charles A. Sanders, M.D.	79	2001	Dr. Sanders is retired from Glaxo, Inc., where he served as Chief Executive Officer from 1989 through 1994 and Chairman of the Board from 1992 through 1995. He also served on the Board of Directors of Glaxo plc. Previously, Dr. Sanders held a number of positions at Squibb Corporation, including Vice Chairman. Dr. Sanders currently serves as Chairman of the Board of Icagen, Inc., a biopharmaceutical company, and Chairman of the Board of Biodel Inc., a specialty pharmaceutical company, and a director of Biocryst Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2009, he served as lead director of Genentech, Inc., a biopharmaceutical company, and from 1996 to 2006, he served as director for Trimeris, Inc. He also served as Chairman of the Board of Vertex Pharmaceuticals, a biotechnology company, from 2006 to 2010 and Lead Director from 2003 to 2006.

			Dr. Sanders's tenure as Glaxo's CEO and Chairman provides him with valuable business, management and leadership experience as well as the ability to serve as a resource with respect to the Company's international operations. In addition, his service on the boards of pharmaceutical companies of varying sizes provides him with unique insights regarding the pharmaceutical industry and Cephalon-specific challenges and opportunities.

Name	Age	Year Elected Director	Principal Occupation
Gail R. Wilensky, Ph.D.	67	2002	Dr. Wilensky serves as a Senior Fellow at Project HOPE, an international health education foundation, which she joined in 1993. From 2008 to 2009, she was President of the Defense Health Board, a federal advisory committee for the Department of Defense. From 1997 to 2001, Dr. Wilensky chaired the Medicare Payment Advisory Committee, which advises Congress on all issues relating to Medicare. From 2004 to 2009, Dr. Wilensky served as the Vice Chair of the Maryland Health Care Commission. From December 2006 to 2008, Dr. Wilensky was a co-chair of a Congressionally-mandated task force on the future of military health care. Dr. Wilensky also is an elected member of the Institute of Medicine and its Governing Council, and serves as a trustee of the Combined Benefits Fund of the United Mineworkers of America and the National Opinion Research Center of the University of Chicago. Dr. Wilensky currently serves as a director of Quest Diagnostics, Inc., a leading provider of diagnostic testing, information and services, SRA International, Inc., a provider of information technology services to the government, UnitedHealth Group, a health care company, and Brainscope, a privately held medical neuro-technology company. From 2000 to 2009, she served as a director of Gentiva Health Services, a specialty pharmaceutical and home health care company; and from 1998 to 2007; Dr. Wilensky served as a director of ManorCare, Inc., a provider of health care services.

			Dr. Wilensky's extensive government and non-profit experience allows her to provide insights regarding regulatory compliance and guidance with respect to government matters. In particular, her government service allows her to advise the Board regarding the formulation of health policy and potential effects on the Company's business. In addition, due to her service as a director to other companies, Dr. Wilensky contributes advice in best practices in corporate governance and analysis of business challenges and opportunities.

Name	Age	Year Elected Director	Principal Occupation
Dennis L. Winger	63	2003	Mr. Winger is designated as the Audit Committee Financial Expert. In 2008, Mr. Winger retired from Applera Corp., a life sciences company, where he was Senior Vice President and Chief Financial Officer responsible for developing financial and business strategies. He served as a member of Applera's Executive Committee. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. From 1973 - 1982, Mr. Winger was with Continental Can Company holding a number of positions including Head of Finance for its international division and General Manager of its Latin American Operations. Mr. Winger currently serves as a director of Vertex Pharmaceuticals Incorporated, a global biotechnology company, Accuray Incorporated, a global company specializing in robotic radio-surgery systems and Nektar Therapeutics, a biopharmaceutical company. Mr. Winger previously served as a director of Cell Genesys, Inc. from 2004 to 2009 and A.P. Pharma Inc. from 1993 to 2006. Mr. Winger also serves on the Board of Trustees of Siena College.

			Mr. Winger has extensive general business and pharmaceutical industry experience in leadership positions, including chief financial officer. As such, Mr. Winger contributes valuable advice to the Board regarding Cephalon's challenges and opportunities and also complex financial and accounting issues. Based on his experience as a chief financial officer and his service on the audit committees of other companies, the Board has designated Mr. Winger as chairman of the Audit Committee and as the "audit committee financial expert" pursuant to SEC rules and NASDAQ listing standards.

 EXECUTIVE OFFICERS OF THE COMPANY

        J. KEVIN BUCHI (age 55) is presently the Chief Executive Officer and a Director of the Company. Mr. Buchi joined Cephalon in March 1991 and, since December 2010, he has served as Chief Executive Officer. From January 2010 through December 2010, Mr. Buchi was Chief Operating Officer. From February 2006 through January 2010, Mr. Buchi served as Chief Financial Officer and, from 2004, head of business development for the Company. Mr. Buchi joined Cephalon in 1991 as controller.

        ALAIN ARAGUES (age 60) is presently Executive Vice President and President of Cephalon Europe. Mr. Aragues was appointed as Executive Vice President and President of Cephalon Europe in January 2010. Mr. Aragues joined Cephalon in 2002 to lead the company's expansion in France following its 2001 acquisition of Group Lafon and was appointed President of Cephalon Europe in February 2005.

        VALLI F. BALDASSANO (age 50) is presently Executive Vice President and Chief Compliance Officer, and has served in such capacity since she joined Cephalon in October 2007.

        WILCO GROENHUYSEN (age 53) is presently Executive Vice President and Chief Financial Officer. Mr. Groenhuysen joined Cephalon in August 2007 as Senior Vice President of Finance. Since January 2010, he has held the position of Executive Vice President & CFO with responsibility for Worldwide Finance, Commercial Operations and Risk Management.

        GERALD J. PAPPERT (age 47) is presently Executive Vice President, General Counsel and Secretary. Mr. Pappert joined Cephalon in May 2008 as Executive Vice President and General Counsel. In October 2008, Mr. Pappert assumed the responsibilities of the Company Secretary.

        LESLEY RUSSELL COOPER, MB.CH.B., MRCP (age 50) is presently Executive Vice President and Chief Medical Officer. Dr. Russell joined Cephalon in January 2000 and, since August 2008, she has served as Executive Vice President and Chief Medical Officer. From November 2006 to August 2008, Dr. Russell served as Executive Vice President, Worldwide Medical and Regulatory Operations. From January 2000 to August 2006, Dr. Russell was Senior Vice President of Worldwide Clinical Research with the Company.

        CARL A. SAVINI (age 61) is presently Executive Vice President and Chief Administrative Officer. Mr. Savini joined Cephalon in June 1993 and, since February 2006, he has served as Executive Vice President and Chief Administrative Officer. Mr. Savini has served in various capacities with the Company, including Senior Vice President, Administration and Senior Vice President, Human Resources.

        JEFFRY L. VAUGHT, PH.D. (age 60) is presently Executive Vice President and Chief Scientific Officer. Dr. Vaught joined Cephalon in August 1991 and, since August 2008, he has served as Executive Vice President and Chief Scientific Officer responsible for directing Cephalon's research operations.

        None of the directors or executive officers of the Company have been involved in any legal proceedings in the preceding ten years described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933 ("Regulation S-K"), which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person to serve as a director or executive officer of the Company under the federal securities laws.

GOVERNANCE OF THE COMPANY

Stock Ownership by Directors and Executive Officers

        The following table shows the number of shares of the Company's Common Stock that are beneficially owned by the directors, by each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of April 6, 2011. As of February 28, 2011, there were 75,747,836 shares of Common Stock outstanding. The number of shares shown for each individual does not exceed 1% of the Common Stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.45% of the Common Stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes. Except as otherwise noted, the business address of each person shown below is 41 Moores Road, Frazer, PA 19355.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
J. Kevin Buchi	353,058	*
Wilco Groenhuysen	17,292	*
Alain Aragues	50,275	*
Gerald J. Pappert	70,193	*
Lesley Russell Cooper, MB.Ch.B, MRCP	173,393	*
William P. Egan	126,661	*
Martyn D. Greenacre	105,200	*
Charles J. Homcy, M.D.	0	*
Vaughn M. Kailian	70,000	*
Kevin E. Moley	61,000	*
Charles A. Sanders, M.D.	111,000	*
Gail R. Wilensky, Ph.D.	90,000	*
Dennis L. Winger	90,000	*
All executive officers and directors as a group (16 persons)	1,895,458	2.45%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of common stock indicated above.

(2)
Includes shares that may be acquired upon the exercise of outstanding options that were exercisable within 60 days of February 28, 2011 as follows: Mr. Buchi 322,500 shares; Mr. Groenhuysen 15,425 shares; Mr. Aragues 47,900 shares; Mr. Pappert 62,500 shares; Dr. Russell Cooper 146,800 shares; Mr. Egan 105,000 shares; Mr. Greenacre 105,000 shares; Mr. Kailian 70,000 shares; Mr. Moley 60,000 shares; Dr. Sanders 110,000 shares; Dr. Wilensky 90,000 shares; Mr. Winger 90,000 shares; and all executive officers and directors as a group (16 persons) 1,950,475 shares.

(3)
Shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2011 and shares of common stock issuable upon the conversion of the Company's convertible subordinated notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person's percentage ownership as of February 28, 2011 but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of February 28, 2011.

Principal Holders of Stock

        The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of the Company's Common Stock as of the dates indicated in the footnotes below.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	9,170,782	12.11%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	8,729,500	11.53%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	5,556,081	7.34%
Vanguard Specialized Funds—Vanguard Healthcare Fund(6) 100 Vanguard Blvd. Malvern, PA 19355	5,811,230	7.67%
FMR LLC(7) 82 Devonshire Street Boston, MA 02109	7,033,457	9.26%
The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	4,320,968	5.71%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of common stock indicated above.

(2)
Shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2011 and shares of common stock issuable upon the conversion of the Company's convertible subordinated notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person's percentage ownership as of February 28, 2011 but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of February 28, 2011.

(3)
Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed by Wellington Management Company, LLP ("WMC") with the SEC on February 14, 2011. WMC is an investment adviser with respect to 9,170,782 shares that are held of record by clients of WMC. Vanguard Specialized Fund—Vanguard Health Care Fund is a client of WMC holding more than five percent of the Company's securities. WMC has shared voting power with respect to 2,902,802 shares and shared dispositive power with respect to 9,170,782 shares.

(4)
Information is as of January 31, 2011 and is based upon a Schedule 13G, as amended and filed by BlackRock, Inc. ("BlackRock") with the SEC on February 10, 2011. BlackRock is a Delaware corporation and a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting power and sole dispositive power with respect to 8,729,500 shares.

(5)
Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by T. Rowe Price Associates, Inc. ("T. Rowe Price") on February 10, 2011. These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. serves as investment adviser, registered under Section 203 of the Investment Advisers Act of 1940, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price has sole voting power to vote 1,259,932 shares and sole dispositive power over 5,556,081 shares.

(6)
Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by Vanguard Specialized Funds—Vanguard Healthcare Fund ("Vanguard SF-VHF"), on February 10, 2011. Vanguard SF-VHF is an Investment Company registered under Section 8 of the Investment Company Act of 1940, and is the beneficial owner and has sole voting power with respect to 5,811,230 shares.

(7)
Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed by FMR LLC ("FMR") and others with the SEC on February 14, 2011 that states the following:

•
Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and an investment adviser, is the beneficial owner of 6,553,799 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies. The number of shares of common stock of Cephalon, Inc. owned by the investment companies at December 31, 2010 included 24,625 shares of common stock resulting from the assumed conversion of $1,150,000 principal amount of the Company's 2% convertible notes due June 1, 2015 (21.4133 shares of common stock for each $1,000 principal amount of debenture).

•
Edward C. Johnson, 3d, Chairman of FMR, and FMR, through its control of Fidelity and its funds (the "Funds") each has sole dispositive power of the 6,553,799 shares of the Common Stock outstanding of the Company owned by the Funds. Neither FMR nor Edward C. Johnson, 3d, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

•
Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

•
Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR's beneficial ownership includes 3,913 shares of the Common Stock outstanding of the Company, beneficially owned through Strategic Advisers, Inc.

•
Pyramis Global Advisors, LLC ("PGA LLC"), an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 220,174 shares of the Common Stock outstanding of the Company, as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. The number of shares of common stock of the Company owned by institutional account(s) at December 31, 2010 included 177,794 shares of the Common Stock outstanding of the Company resulting from the assumed conversion of $8,303,000 principal amount of the Company's 2% convertible notes due June 1, 2015 (21.4133 shares of Common Stock for each $1,000 principal amount of debenture).

  •
  Edward C. Johnson, 3d and FMR, through its control of PGA LLC, each has sole dispositive power over 220,174 shares and sole power to vote or to direct the voting of 220,174 shares of the Common Stock owned by the institutional accounts or funds advised by PGA LLC as reported above.

  •
  Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 170,681 of the Common Stock outstanding of the Company, as a result of its serving as investment manager of institutional accounts owning such shares. The number of shares of common stock of the Company owned by institutional account(s) at December 31, 2010 included 20,129 shares of common stock resulting from the assumed conversion of $940,000 principal amount of the Company's 2% convertible notes due June 01, 2015 (21.4133 shares of Common Stock for each $1,000 principal amount of debenture).

  •
  Edward C. Johnson, 3d and FMR, through its control of PGATC, each has sole dispositive power over 170,681 shares and sole power to vote or to direct the voting of 170,681 shares of the Common Stock outstanding of the Company owned by the institutional accounts managed by PGATC as reported above.

  •
  FIL Limited ("FIL") and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 84,890 shares of the Common Stock outstanding of the Company. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

  •
  FMR LLC and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

  •
  FIL has sole dispositive power over 84,890 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 82,440 shares and no power to vote or direct the voting of 2,450 shares of Common Stock held by the International Funds as reported above.

(8)
Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by The Vanguard Group, Inc. ("Vanguard") on February 10, 2011. Vanguard has sole voting power over 94,053 shares and sole dispositive power over 4,226,915 shares and, through its wholly-owned subsidiary, Vanguard Fiduciary Trust Company ("VFTC"), is the beneficial owner of 94,053 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The aggregate amount of beneficially owned shares by Vanguard is 4,320,968 shares of the Common Stock outstanding of the Company.

Additional Information Concerning Board of Directors of the Company

        The Board of Directors of the Company met 12 times during the year ended December 31, 2010. The Board's standing Audit, Corporate Governance and Nominating and Stock Option and Compensation Committees met ten, five and six times, respectively, during this same period. Each independent director attended at least 75% of the total number of meetings of the Board and the Board committee(s) on which he or she served, with the exception of one director, Dr. Sanders, who was on temporary medical leave. Under the Company's Corporate Governance Guidelines (the

"Guidelines"), each director is expected to regularly attend meetings of the Board and his or her respective committees, with the understanding that on occasion a director may be unable to attend a meeting.

        Under a policy adopted by the Corporate Governance and Nominating Committee in 2004, all directors are expected to make every reasonable effort to attend the Annual Meeting of Stockholders. All of the directors of the Company attended the 2010 Annual Meeting of Stockholders and Cephalon expects that all of the nominees for election will be present for the 2011 Annual Meeting on May 10, 2011.

        Mr. Buchi serves as Chief Executive Officer of the Company. Mr. Egan, an independent director, serves as Chairman of the Board. The Chairman of the Board's primary responsibility is to preside over all sessions of the Board, including executive sessions in which the management directors and other members of management do not participate. The Board meets in executive session at all regularly scheduled meetings. The Chairman of the Board also reviews and approves meeting schedules, Board agendas and related information prior to distribution to the Board, and performs such other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The independent directors of the Board have designated Mr. Egan to serve as Chairman of the Board until Cephalon's 2011 Annual Meeting of Stockholders. The Board believes that this structure is appropriate for the Company because it allows the Chief Executive Officer to speak for and lead the Company with effective oversight provided by an independent Chairman leading an independent Board.

        Pursuant to the Company's Guidelines, the Nominating Committee is charged with undertaking an annual review of director independence. Under the Guidelines, at least a majority of the directors must satisfy the "independence" requirements of the Securities Exchange Act of 1934 and NASDAQ, and all members of the Audit Committee must meet the specific independence requirements for audit committee members under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and NASDAQ listing standards. A copy of these independence standards is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Director Independence Standards."

        In December 2010, the Nominating Committee undertook its review of director independence. During this review, the Nominating Committee considered whether any transactions and relationships existed between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Nominating Committee also examined whether any transactions or relationships were present between directors and members of the Company's senior management. The purpose of this review was to determine whether any such transactions or relationships exist and, if so, whether any such transactions or relationships were inconsistent with a determination that the director is independent. As a result of the review conducted by the Nominating Committee, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent, with the exception of Mr. Buchi. Mr. Buchi is considered an inside director because of his employment as an executive officer of the Company.

        The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating Committee also retains third-party executive search firms to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary or any member of the Nominating Committee in writing and provide the information set forth in Section 2.10 of the Company's bylaws. The Nominating Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company's bylaws relating to stockholder nominations as described in "Additional Information—Advance Notice Provisions," on page [    •    ] of this Proxy Statement. The Nominating Committee will apply the same standards in considering a person nominated by a stockholder as it applies to other candidates.

        Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee's background and experience and report its findings to the Nominating Committee. The Nominating Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company's Guidelines, including:

  •
  the ability of the prospective nominee to represent the best interests of all of the stockholders of the Company;

  •
  the prospective nominee's standards of integrity, ethics, commitment and independence of thought and judgment;

  •
  the prospective nominee's record of professional accomplishment in his or her chosen field;

  •
  the prospective nominee's independence from a material personal, financial or professional interest in any present or potential competitor of the Company;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties on the Board and its Committees, including the prospective nominee's service on other public company boards; and

  •
  the extent to which the prospective nominee contributes to the diverse range of talent, skill and expertise currently present on the Board.

        The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating Committee, and others as appropriate, conduct an interview of the prospective nominees, either in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

        As noted above, the Company's Guidelines explicitly consider diversity of personal and professional experience and educational background when evaluating a nominee's potential contribution to the Board. The Nominating Committee and the Board implement the Guidelines (and consideration of diversity set forth therein) as part of the annual evaluation of director nominees.

DIRECTOR COMPENSATION

        The following table sets forth information regarding the compensation earned by or awarded to each non-employee director who served on the Company's Board of Directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William P. Egan	$129,000	—	$335,400	—	—	—	$464,400
Martyn D. Greenacre	$126,000	—	$335,400	—	—	—	$446,400
Charles J. Homcy, M.D.	—	—	—	—	—	—	—
Vaughn M. Kailian	$122,000	—	$335,400	—	—	—	$457,400
Kevin E. Moley	$109,000	—	$335,400	—	—	—	$444,400
Charles A. Sanders, M.D.	$89,000	—	$335,400	—	—	—	$424,400
Gail R. Wilensky, Ph.D.	$105,000	—	$335,400	—	—	—	$440,400
Dennis L. Winger	$124,000	—	$335,400	—	—	—	$459,400

(1)
Consists of the amounts described below under "Cash Compensation." With respect to Mr. Egan, includes $20,000 paid for service as Presiding Director of the Board. With respect to Mr. Greenacre, includes $17,000 paid for service as a committee chairperson of the Corporate Governance and Nominating Committee. With respect to Dr. Sanders, includes $17,000 paid for service as a committee chairperson of the Stock Option and Compensation Committee. With respect to Mr. Winger, includes $30,000 paid for service as the committee chairperson of the Audit Committee. During 2010, Dr. Sanders took an unpaid medical leave from his duties. His fees earned in cash are therefore lower than that of the other non-employee directors. Dr. Homcy was not a member of the Board in 2010.

(2)
On May 20, 2010, each of the non-employee directors received a grant of stock options to purchase 15,000 shares of Cephalon common stock at an exercise price of $59.18 per share, which were immediately exercisable. The fair value of each option award granted to the non-employee directors in 2010 was $335,400, as calculated in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions used in the calculation. The total number of stock option awards outstanding that were granted to non-employee directors as of December 31, 2010 was 630,000.

Compensation for Service as a Non-Employee Director

        The Company compensates its non-employee directors through a mix of cash compensation and stock option grants. The components of the non-employee directors' compensation are as follows:

Cash Compensation:
• Board Service Annual Retainer	$55,000
• Per Board Meeting Fees
• Attendance in person	$5,000/mtg.
• Attendance by telephone	$2,000/mtg.
• Committee Service Fees
• Audit Committee Chair Annual Retainer	$30,000
• Stock Option and Compensation Committee Chair Annual Retainer	$17,000
• Corporate Governance and Nominating Committee Chair Annual Retainer	$17,000
• Committee Member Annual Retainer	$15,000
• Presiding Director Annual Retainer	$20,000

Stock Option Compensation:
• Initial Grant (upon first election or appointment to Board)	15,000 shares
• Annual Grant (upon the date of the Annual Meeting)	15,000 shares

        Under the Company's 2004 Equity Compensation Plan, the initial grant of 15,000 stock options to a non-employee director is made at the time of the earlier to occur of such director's appointment as a director by the Board or first election to the Board by stockholders. This initial award generally vests over a four-year period, with 25% becoming exercisable on each anniversary of the grant date. Upon the date of re-election to the Board at the Annual Meeting, a non-employee director will receive an annual grant of 15,000 stock options that are fully exercisable on the date of grant. The Board of Directors also may grant options to non-employee directors in addition to the automatic grants described above. Stock options granted to non-employee directors have a ten-year term and are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

        In May 2010, all non-employee directors each received an annual grant of stock options to purchase 15,000 shares of common stock at an exercise price of $59.18 per share, which were immediately exercisable.

        Mr. Buchi does not receives any additional remuneration for service as a director. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business-related expenses. The Company does not provide retirement benefits or other perquisites to non-employee directors under any current program.

 COMMITTEES OF THE BOARD

        The members of the Board of Directors on the date of this Consent Revocation Statement, and the standing committees of the Board on which they serve, are identified below. Dr. Homcy was appointed to the Board on March 10, 2011 and currently has not been appointed to serve as a member on any of the Board's standing committees.

Director	Audit Committee	Corporate Governance and Nominating Committee	Stock Option and Compensation Committee
J. Kevin Buchi
William P. Egan†	*
Martyn D. Greenacre		**	*
Charles J. Homcy, M.D.
Vaughn M. Kailian		*	*
Kevin E. Moley	*
Charles A. Sanders, M.D.			**
Gail R. Wilensky, Ph.D.		*
Dennis L. Winger	**

*
Member

**
Chair

†
Chairman of the Board

        Each of the above directors, with the exception of Mr. Buchi, is considered independent.

Audit Committee.

        The functions of the Audit Committee are described in detail below under the heading "Report of the Audit Committee." The charter of the Audit Committee is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Board Committees/Charters." The Audit Committee met ten times during 2010.

        Mr. Winger has chaired the Audit Committee since June 2003. Mr. Winger is qualified as an audit committee financial expert within the meaning of SEC regulations. In addition, the Board has determined, in accordance with the listing standards of the NASDAQ Global Select Market ("NASDAQ"), that Mr. Winger meets the standards of financial sophistication set forth therein and that each other member of the Audit Committee is able to read and understand fundamental financial statements.

        All of the members of the Audit Committee are independent within the meaning of SEC regulations, Rule 4200(a) (15) of the NASDAQ listing standards and the Company's Guidelines.

Corporate Governance and Nominating Committee.

        The Corporate Governance and Nominating Committee (the "Nominating Committee") is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Guidelines. In addition, the Nominating Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Nominating Committee also prepares and supervises the Board's review of director independence and the Board and its committees' performance evaluations. The charter of the Nominating Committee is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Board Committees/Charters." The Nominating Committee met five times during 2010. All of the members of the Nominating Committee are independent within the meaning of the Securities Exchange Act of 1934, the NASDAQ listing standards and the Company's Guidelines.

Stock Option and Compensation Committee.

        The Stock Option and Compensation Committee (the "Compensation Committee") annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs, and the adoption of new plans; administers the terms and provisions of the Company's equity compensation plans; and reviews the compensation and benefits of non-employee directors. The charter of the Compensation Committee is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Board Committees/Charters." The Compensation Committee met six times during 2010. All of the members of the Compensation Committee are independent within the meaning of SEC regulations, the NASDAQ listing standards and the Company's Guidelines.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS CONSENT REVOCATION STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Company's Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board that is designed to comply with rules adopted by NASDAQ and the SEC. A copy of the written charter is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Board Committees/Charters." The current members of the Audit Committee are Mr. Egan, Ambassador Moley and Mr. Winger (chair).

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the selection of the Company's independent auditors.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant, nor can the Audit Committee certify that the independent accountant is "independent" under applicable rules. The Audit Committee serves in a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors, including meetings with the independent accountants during which management was not present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Company's independent registered public accountants also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent registered public accountants and the Audit Committee's review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Audit Committee: William P. Egan Kevin E. Moley Dennis L. Winger (Chair)

 EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

        Set forth below is the Compensation Discussion & Analysis ("CD&A"), which provides information regarding the executive officer compensation program in place for 2010 for the Company's Chief Executive Officer ("CEO"), former CEO, Chief Financial Officer ("CFO") and the three most highly-compensated executive officers other than the CEO and CFO (together with the CEO and CFO, the "Named Executive Officers" or "NEOs"). For 2010, the Company's NEOs were:

  •
  J. Kevin Buchi, current CEO and former Chief Operating Officer ("COO");

  •
  Wilco Groenhuysen, Executive Vice President and Chief Financial Officer;

  •
  Alain Aragues, Executive Vice President and President, Cephalon Europe;

  •
  Lesley Russell Cooper, MB.Ch.B, MRCP, Executive Vice President and Chief Medical Officer;

  •
  Gerald J. Pappert, Executive Vice President, General Counsel and Secretary; and

  •
  Frank Baldino, Jr., Ph.D., former Chairman and CEO.

Philosophy

        The Stock Option and Compensation Committee (the "Compensation Committee") annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs, and the adoption of new plans; administers the terms and provisions of the Company's equity compensation plans; and reviews the compensation and benefits of non-employee directors. The compensation program for the Company's executive officers is designed to attract, retain and reward talented executives who can contribute to the Company's long-term success and thereby build value for the Company's stockholders. The Compensation Committee has retained Mercer (US) Inc. ("Mercer") to assist in fulfilling the duties noted above. Mercer provides information, analyses, and advice regarding executive and director compensation. The Company also retains Mercer and its related entities to perform other services. To ensure that Mercer's executive compensation advice to the Compensation Committee remains objective and is not influenced by the Company's management, the Compensation Committee has established procedures including: a direct reporting relationship of the individual Mercer consultant providing executive compensation consulting services to the Compensation Committee; a provision in the Compensation Committee's engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the Compensation Committee on Mercer's financial relationship with the Company, including a summary of the work performed for the Company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs executive compensation services for the Company has a reporting relationship and compensation determined separately from Mercer's other lines of business and from its other work for the Company. Notwithstanding the above, with the consent of the chairman of the Compensation Committee, Mercer may, from time to time, contact the Company's executive officers for information necessary to fulfill its executive compensation-related duties and may make reports and presentations to and on behalf of the Compensation Committee that the executive officers also receive.

        In general terms, the Compensation Committee believes that by placing greater weight on variable pay incentives and long-term compensation rather than base salary compensation, it will more effectively align the interests of executives with the Company's stockholders. Furthermore, this emphasis enables the Company to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger biotechnology and pharmaceutical companies for potential long-term gains in a less stable and riskier environment. The Compensation Committee believes that the Company's stockholders share a similar risk profile.

        The fundamental principle of the Company's compensation program is "Pay-for-Performance" and, as such, the Company strives to closely align the compensation paid to its executive officers with the performance of the Company on both a short-term and long-term basis. The total compensation program for executive officers consists of a base salary, annual cash incentive, long-term incentives and other benefits, including perquisites.

        The Compensation Committee consists of three independent members of the Board of Directors and has responsibility for reviewing and approving all compensation decisions for the NEOs. The Compensation Committee submits its decisions to the independent members of the Board for ratification. The Compensation Committee acts pursuant to a charter that has been approved by the Board. Our Human Resources Department supports the Compensation Committee in its work. In addition, the Compensation Committee retains Mercer to advise the Committee on all matters related to the compensation of the NEOs. The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee	• Fulfills the Board of Directors' responsibilities relating to compensation of the Company's executive officers.
• Oversees implementation and administration of the Company's compensation and employee benefits programs, including incentive compensation and equity compensation plans.

•       Reviews and approves Company goals and objectives and, in light of these, evaluates the CEO's performance and sets his annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

•       Reviews and approves compensation for all other executive officers of the Company including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

• Reviews and approves succession plans for the CEO and for other executive officers.
Chief Executive Officer	• Presents to the Compensation Committee the performance evaluations of, and compensation recommendations for, each of the other executive officers.
Compensation Consultant	• Reports directly to the Compensation Committee.
• Assists the Compensation Committee with the review and update of the Peer Group for competitive pay and benchmarking purposes.
• Reviews relevant market data and advises the Compensation Committee on setting the CEO's pay.
• Reviews relevant market data and compensation recommendations for all other executive officers.
• Informs the Compensation Committee of regulatory developments and how these may affect the Company's compensation program.

Elements of Compensation; Procedures Used to Establish Compensation.

        The Compensation Committee believes that the stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair. The Compensation Committee seeks to structure a compensation program for executive officers that delivers total compensation that is generally at the 50th percentile of the total compensation delivered by certain comparable publicly-traded biotechnology and pharmaceutical companies with which the Company competes for executive talent (the "Peer Group"). At the same time, the Compensation Committee believes it is important to provide its executive officers with the opportunity to exceed this level for achievement of key strategic initiatives and superior operational performance as evidenced by such benchmarks as revenue and earnings growth, management of capital, and value creation reflected in stock price appreciation relative to the Peer Group.

        In 2010, Mercer assisted the Compensation Committee in analyzing the Peer Group for competitive pay and performance benchmarking. The Peer Group was selected based on the following criteria as of December 31, 2009: industry classification (pharmaceutical/biotechnology); total revenues relative to a guideline range of Cephalon's revenue (generally one-half to three times Cephalon's revenues of $2.2 billion as of December 31, 2009); and business model (research and development capabilities and proprietary pharmaceutical products). The appropriateness of the Peer Group is reviewed annually by the Compensation Committee against these criteria. Based on this review, companies may be excluded due to acquisitions or changes in trading status or size; likewise, relevant Peer Group companies may be added.

        In late 2009, Sepracor Inc. became a wholly owned subsidiary of Sumitomo Pharma Co., Ltd., and was therefore removed from the Peer Group for 2010. The Peer Group was adjusted and now consists of the following ten companies:

Company (Ticker Symbol)	Fiscal 2010 Revenue	Market Cap 12/31/2010
	(thousands)	(millions)
Allergan Inc. (AGN)	$4,919,400	$21,116.8
Biogen Idec Inc. (BIIB)	$4,716,423	$16,153.1
Celgene Corp. (CELG)	$3,620,345	$27,818.8
Endo Pharmaceuticals Holdings Inc. (ENDP)	$1,716,229	$4,188.3
Forest Laboratories, Inc. (FRX)	$3,058,437	$9,148.5
Genzyme Corp. (GENZ)	$4,048,708	$18,519.6
Gilead Sciences Inc. (GILD)	$7,949,420	$29,064.4
King Pharmaceuticals Inc. (KG)*	$1,776,500	$3,512.1
Valeant Pharmaceuticals International, Inc. (VRX)	$1,181,237	$8,556.3
Warner Chilcott, Plc (WCRX)	$2,974,482	$5,697.0
Cephalon, Inc.	$2,811,057	$4,673.6

*
On February 28, 2011, King Pharmaceuticals, Inc. became a wholly-owned subsidiary of Pfizer, Inc.; 2010 year end financial results are therefore not available. Fiscal 2009 revenue is presented for comparison.

        Due to recent consolidation within the pharmaceutical industry, it is becoming increasingly difficult to find suitable peers within the above parameters. Therefore, the Peer Group data is supplemented with published survey data for other biotechnology and pharmaceutical companies of comparable size to Cephalon (as measured by revenues). The Compensation Committee uses this survey data as a general reference tool in its consideration and analysis of compensation components and levels for the executive officers.

        By providing executives with a mix of equity and cash compensation, the Compensation Committee believes it can better align the interests of the Company's executives with the short- and long-term interests of the Company's stockholders. While there is no pre-established target for the allocation of equity and cash compensation, the Compensation Committee believes that the current mix of compensation elements for the executive officers strikes the correct balance between equity and cash compensation and is aligned with the Company's stated pay philosophy. The Compensation Committee believes that, by delivering the majority of compensation in the form of equity, the level of executive compensation will correlate with the creation of long-term value for its stockholders as measured by stock price appreciation. Depending on whether, and to what extent, established strategic, financial and operational goals are achieved, the actual split between cash and equity compensation in any given year could vary. Due to the timing of his passing, Dr. Baldino did not receive an equity grant in 2010. The mix of compensation between cash and equity as reflected in the Summary Compensation Table was approximately 28% and 72%, respectively, for the COO, and 32% and 68%, respectively, for the other NEOs.

        The equity component of the Company's compensation program for executive officers historically has taken the form of stock options and restricted stock units ("RSUs"), which the Company believes are appropriate instruments to drive long-term stockholder value, provide retention incentives to the Company's NEOs and manage its equity shares in an efficient manner. In each case, these awards vest ratably on the first, second, third, and fourth anniversary of the award grant date. For the Company's COO, approximately 44% of the total value of equity granted in 2010 was in the form of stock options and 56% in RSUs, as reflected in the "2010 Grants of Plan-Based Awards Table" beginning on page [    •    ] of this Consent Revocation Statement. For the other NEOs, the mix for 2010 was approximately 50% in stock options and 50% in RSUs. In determining the mix of stock options and RSUs, the Compensation Committee considered the following factors: the performance and contribution of the NEOs; the total shares available in the equity pool and the most efficient use of the available shares; Peer Group comparisons; and, finally, retention of the NEOs.

Cash Compensation

        Total cash compensation is delivered in the form of salary and annual cash incentive awards or bonuses under a performance-based Management Incentive Compensation Plan (the "MICP") approved by the Compensation Committee at the beginning of each fiscal year. Base salary is included in the Company's executive compensation package because the Compensation Committee believes it is both necessary and appropriate that some portion of the compensation be provided to its executive officers in a form that is fixed and liquid. Performance-based bonuses under the MICP are included in the package because they permit the Compensation Committee to incentivize the Company's executives, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company and that also are aligned with stockholder interests. The components comprising the cash portion of total compensation are described below.

        For 2010, base salary of the former CEO constituted approximately 38% of total cash compensation (excluding all other compensation); for the COO and other NEOs, base salaries constituted approximately 51% and 59% to 64% of the total cash compensation (excluding all other compensation), respectively, with bonuses in each case constituting the remaining portion of cash compensation. The Compensation Committee felt that the final split between base salary and bonuses awarded for 2010 under the MICP appropriately reflects the strong individual and Company performance delivered by each of the NEOs.

        Salary.    The Compensation Committee reviews and approves the salaries of the Company's executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of an individual's performance compared to the individual performance goals set forth in the MICP, contribution, and level of pay compared to the Peer Group. For the NEOs other than the CEO, the Company's CEO makes recommendations to the Compensation Committee concerning adjustments to salary. In setting salaries, the Compensation Committee is generally mindful of the overall goal of keeping base salary compensation for the executive officers at the 50th percentile of base salary compensation paid by companies in the Peer Group. Because the Company's business is increasingly more complex and the industry environment has become more challenging, particular care is taken to ensure that these factors are recognized in the calculation of base salary. Merit increases for the next fiscal year are typically approved in December each year and are effective as of January 1 of the following year. As the value of the annual bonus is expressed as a multiple of base salary, a higher base salary will result in a higher bonus award, assuming the same level of achievement against goals.

        Working with Mercer in late 2009, the Compensation Committee reviewed the total compensation package for all of the Company's executive officers for 2010. The analysis included a review of proxy data for the Company's Peer Group as well as market peer company and survey data for comparable positions. The Mercer analysis presented to the Compensation Committee in late 2009 that the Compensation Committee used to evaluate total target compensation for 2010 reported that on average, base salaries for the Company's executive officers in 2009 approximated the Peer Group median. Based on this analysis, and the Compensation Committee's assessment of the Company's performance against goals for 2009, the Compensation Committee increased the Company's former CEO's base salary by 3% to $1,346,000. This was consistent with the 75th percentile of CEO base salaries paid by the Company's Peer Group. Given Dr. Baldino's tenure at Cephalon and his significance to the Company both internally and externally, the Compensation Committee believed it was appropriate to set Dr. Baldino's base salary at this level. The Compensation Committee also reviewed Dr. Baldino's recommendations and made cash compensation decisions based on each NEO's performance, its assessment of that individual's performance relative to the group and each NEO's compensation in light of competitive market information. The Compensation Committee approved 2010 base salary increases for the Company's NEOs ranging from 3% to 5%, with final salaries ranging from $523,500 to $589,600. Those NEOs who exhibited stronger performance in 2009 received salary increases of 5%; other NEOs received 3%. Subsequently, the Compensation Committee approved salary increases for Messrs. Buchi, Groenhuysen and Aragues as a result of their February 2010 promotions to Chief Operating Officer, Chief Financial Officer and Executive Vice President, respectively. Mr. Buchi did not receive a salary increase when he assumed the interim CEO duties in August 2010, but did receive a salary increase as a result of his promotion to CEO. Effective January 2011, Mr. Buchi's salary was increased to $900,000, which positioned his new salary slightly below the 25th percentile of CEO base salaries paid by the Company's Peer Group.

        Bonus Plan.    The MICP provides cash compensation to executives only if, and to the extent that, annual performance conditions set by the Compensation Committee are achieved. The Compensation Committee believes that the achievement of these objectives ultimately will contribute to the long-term success of the Company.

        The performance objectives contained within the MICP are developed with input from management, the Compensation Committee and the Board. Based on a review of internal forecasts, management, including the NEOs, develops preliminary recommendations for the Compensation Committee's review. The Compensation Committee reviews management's preliminary recommendations and establishes the final MICP goals and weighting, which are intended to reflect the most important strategic and financial objectives for the Company. The final MICP goals and weightings are then ratified by the full Board.

        In establishing final goals, the Compensation Committee strives to ensure the following:

  •
  the incentives provided pursuant to the MICP are consistent with the strategic goals set by the Board for the Company;

  •
  the objectives set are sufficiently ambitious to provide a meaningful incentive;

  •
  the operational goals are strategic, specific and measurable and focus on positioning the Company for long-term growth; and,

  •
  bonus payments, assuming target levels of performance are attained, will be consistent with the overall philosophy of the executive compensation program established by the Compensation Committee.

        The Compensation Committee reserves the discretion to reduce or not pay bonuses under the MICP, even if the relevant performance targets are met, or to increase the bonus amount awarded under the MICP. While the Compensation Committee has exercised its discretion to reduce bonus payments in the past, it did not exercise its authority to alter MICP bonus payments in 2010.

        The MICP for 2010 was approved by the Board at its January 2010 meeting. The MICP objectives for 2010 consisted of both financial and operational components, in varying percentages as detailed in the tables below. The Compensation Committee felt that a 40% weighting on operational goals for the CEO provided a strong incentive to focus on attaining goals that further the creation of long-term value for stockholders. The Compensation Committee also believed that the combination of the financial and operational performance objectives within the 2010 MICP created a significantly high hurdle for achievement by the other NEOs.

        At the outset of each year, the Compensation Committee sets target bonuses under the MICP for each NEO. In determining the amount of target bonuses under the MICP, the Compensation Committee considers several factors, including:

  •
  the target bonuses set, and actual bonuses paid, in recent years;

  •
  the desire to ensure that a substantial portion of total compensation is performance based;

  •
  the relative importance, in any given year, of the short-term performance objectives established pursuant to the MICP; and

  •
  the advice of Mercer as to compensation practices at other companies in the Peer Group.

        For 2010, the Compensation Committee set the target bonus under the MICP at 100% of base salary for the CEO, 70% of base salary for the COO and 50% of base salary for the other NEOs. These target levels are consistent with the 50th percentile of the Company's Peer Group. The actual amount of an MICP bonus award is determined by each executive's level of achievement against his or her individual objectives, in combination with the established corporate objectives, set out in the MICP. The MICP provides the Company's executives with the opportunity to earn higher bonuses for exceeding performance objectives and, conversely, provides either a reduced bonus or no bonus at all for missing their objectives. Assuming that the established corporate objectives are met, an executive officer must still achieve a minimum MICP score to be eligible to receive any award. At the end of each fiscal year, the Compensation Committee is responsible for assessing the performance of all executive officers against the MICP performance criteria and determining the level of awards, if any, under the MICP. The Compensation Committee presents its decisions to the independent members of the Board for ratification.

        The following tables summarize the components of the 2010 MICP and the actual awards granted by the Compensation Committee for 2010. The first table describes the MICP for the former CEO; the next table described the MICP for the COO and other NEOs.

 Chief Executive Officer

	2010 MICP	2010 Actual MICP Results
Financial Goals (60%)	• Total product sales target of $2.624 billion	• Actual product sales of $2.76 billion
o 2.76 ÷ 2.624 = 105.2%
o 105.2* 30% = 31.6
	• Pro forma net income target of $532 million	• Actual pro forma net income of $657 million
o 657 ÷ 532 = 123.5%
o 123.5* 30% = 37.1
Total weighted average score = 68.7
Operational Goals (40%)	Performance goals in the areas of:
	• clinical (20%)	• Clinical score 87* 20% =17.4
	• R&D (10%)	• R&D score 95* 10% = 9.5
	• manufacturing (10%)	• Manufacturing score 88* 10% = 8.8
Total weighted average score = 35.7
MICP "Score"	Weighted average minimum MICP score of 85 of the above listed components required for CEO to be eligible for an MICP award	• Financial score 68.7 • Operational score 35.7
Total MICP score 104.4
Target MICP Bonus	100% of 2010 base salary	—
Calculated MICP Percentage	Could range from 0% (for an MICP score below 85) to 300% of base salary (at maximum performance)	157%
Calculated MICP Dollar Value	Could range from $0 (for an MICP score below 85) to $3,920,400 (for maximum performance).	$2,113,200
Actual MICP Award Dollar Value	—	$2,113,200

        With respect to the Company's financial goals, the Company's total product sales for 2010 were $2.76 billion, which exceeded the MICP target by $136 million. The Company achieved 105.2% of its product sales target as a result. For 2010 pro forma net income, the Company exceeded the targeted MICP amount by $125 million, and achieved 123.5% of this objective. Both of these objectives contributed equally towards the financial goal, with a 30% weighting applied to each. Product sales contributed a weighted score of 31.6 and pro forma net income contributed a weighted score of 37.1. Pro forma net income is considered a "non-GAAP financial measure" under SEC rules. To arrive at pro forma net income, the Company assesses its audited net income or loss under U.S. generally accepted accounting principles ("GAAP") and excludes or includes certain items, including certain one-time or infrequent items that may not affect the Company's operations or that may not meet the strict GAAP definition of unusual, non-recurring items. Each quarter, management reviews with the Audit Committee each proposed pro forma adjustment made to arrive at pro forma net income. Following this, pro forma net income is disclosed and reconciled to GAAP net income or loss by the Company in its quarterly and year-end earnings press releases. In assessing whether the pro forma net income target under the MICP has been met, the Compensation Committee uses the reported pro forma net income disclosed in the Company's year-end financial results press release.

        With respect to operational goals, the Compensation Committee determined that the Company succeeded in meeting certain objectives but fell short of completing others. The Committee's determination was based on its assessment of accomplishments relative to the MICP operational goals. In most cases, operational goals are specific and measureable; however, the Committee occasionally must exercise discretionary judgment regarding the degree to which an objective was met. Below is a summary of accomplishments in each functional area:

        Clinical (20% Weighting). The clinical research objectives for 2010 focused on obtaining FDA approval for and implementing certain of the Company's Risk Evaluation and Mitigation Strategy ("REMS") programs, advancing clinical development of key compounds and commencing certain clinical programs. During the year, the Company initiated three key clinical studies and advanced three more compounds into Phase II development. Progress in two of these programs was greatly accelerated. However, the Company fell short of obtaining FDA approval for the REMS programs, and therefore did not complete implementation. As a result of these accomplishments, the Compensation Committee determined that the Company achieved 87% of its clinical goal. The 20% weighting applied to this component produced a rating of 17.4 towards the overall MICP score.

        Research and Development (10% Weighting). The research and development objectives for 2010 focused on completing the integration and restructuring of research capabilities, advancing compounds and supporting clinical initiatives. In 2010, the Company continued to advance its research and development plan by filing two Investigational New Drug Applications ("INDs"), advancing two other compounds for IND-enabling activities and continuing to support the clinical activities of compounds for which INDs were filed in 2009. The Compensation Committee felt that integration activities did not progress as desired and support of certain clinical activities was insufficient. As a result, the Compensation Committee determined that the Company achieved 95% of its research and development objectives. The 10% weighting applied to this component produced a rating of 9.5 towards the overall MICP score.

        Manufacturing (10% Weighting). The manufacturing objectives for 2010 focused on executing organizational changes to improve efficiencies and cost of goods and to advance the development of new drug delivery technologies. In 2010, the Company continued its progress in consolidating operations between its Minnesota and Salt Lake City, Utah facilities and ensured adequate supply of its products and product candidates, particularly with respect to the clinical development of CINQUIL and LUPUZOR™. However, the Company terminated the manufacturing scale up for another clinical program, and therefore did not meet this objective fully. The Compensation Committee determined that the Company had therefore achieved 88% of its established objectives. The 10% weighting applied to this component produced a rating of 8.8 towards the overall MICP score.

        The scores for the individual operational goals, when combined with the score for the financial goals, produced a total MICP score for 2010 of 104. Based on the chart below, an MICP score of 104 yielded an MICP award percentage of 157% of base salary for Dr. Baldino.

 CEO MICP PAYOUT

COO and Other NEOs

COO and Other NEOs
	2010 MICP	2010 Actual MICP Results
Financial Goals (30%)	• Total product sales target of $2.624 billion	• Actual product sales of $2.76 billion
o 2.76 ÷ 2.624 = 105.2%
o 105.2* 15% = 15.8
	• Pro forma net income target of $532 million	• Actual pro forma net income of $657 million
o 657 ÷ 532 = 123.5%
o 123.5* 15% = 18.5
Total weighted average score = 34.3
Individual Performance Goals (70%)	Objectives specific to individual NEO and areas of responsibility are listed below.	MICP score determined for each individual NEO as shown below.
MICP "Score"	Weighted average minimum MICP score of 90 of the above listed components required for NEO to be eligible for an MICP award	Scores ranged from 102 to 105
Target MICP Bonus	70% of 2010 base salary for COO 50% of 2010 base salary for other NEOs	—
Calculated MICP Percentages	Could range from 0% (for an MICP score below 90) to 154% of COO's base salary and 110% of other NEO's base salary (at maximum performance)	Calculated percentage of 95% of base salary for COO and range of 57% to 67% of base salary for other NEOs
Calculated MICP Dollar Value	Individual awards could range from $0 (for an MICP score below 90) to $1,078,000 for COO and approximately $662,300 for other NEOs (for maximum performance).	Calculated values ranged from $300,000 to $665,000
Actual MICP Award Dollar Value	—	Awards granted ranged from $300,000 to $665,000

        The results of the financial goals discussed above were applied towards the MICP score for the COO and other NEOs. Financial goals are weighted at 30% of the COO and each NEO's final MICP score, and for 2010 contributed a weighted average score of 34.3. The Compensation Committee then determined the MICP score for the individual performance component for each NEO, which was based on input from the CEO and the level of achievement against the established individual performance goals.

NEOs	Financial Goals (30%)	Individual Goals	Results for Individual Goals (70%)	Overall MICP Weighted Average Score
J. Kevin Buchi	Weighted average score = 34.3	• Manage overall product sales and Company budget • Execute technical operations plans • Lead business development activities	Mr. Buchi was promoted from Chief Financial Officer to Chief Operating Officer in February 2010. In the COO role, he assumed responsibility for worldwide pharmaceutical and technical operations. 2010 was a strong year financially for the Company, with both product sales and net income exceeding the Company's targets. In August 2010, Mr. Buchi assumed the role of interim CEO. Mr. Buchi continued to lead the Company during this challenging time, and oversaw efforts to assess several potential acquisitions and complete business development transactions that the Company believes will drive future growth.
MICP score = 101;
			Weighted average score = 70.9	105%
Wilco Groenhuysen	Weighted average score = 34.3	• Manage overall Company budget and spending • Oversee commercial operations organization to assure adequate supply of Company products • Maintain adequate funding for Company business activities	Mr. Groenhuysen was promoted from Senior Vice President Finance to Executive Vice President and Chief Financial Officer in February 2010. In his first year serving in this capacity, Mr. Groenhuysen improved the Company's financial reporting processes and procedures while also integrating Mepha's financial information. He achieved greater savings through management of the Company's procurement organization and implemented tax saving strategies upon completion of the Mepha acquisition. MICP score = 98.5; Weighted average score = 69	103%
Alain Aragues	Weighted average score = 34.3	• Manage European sales and budget • Oversee integration efforts with Mepha GmbH • Expand use of marketed products in new European territories	Mr. Aragues achieved greater than expected sales and earnings results for Europe in 2010. He worked efficiently to integrate Mepha into the Company's existing European infrastructure, and was able to attain several synergies anticipated from the acquisition. He continued to lead further business development opportunities. MICP score = 101.3; Weighted average score = 70.9	105%

NEOs	Financial Goals (30%)	Individual Goals	Results for Individual Goals (70%)	Overall MICP Weighted Average Score
Lesley Russell Cooper,
MB.Ch.B, MRCP	Weighted average score = 34.3	• Manage worldwide regulatory and clinical operations • Oversee completion of clinical trials and submission of data to FDA • Obtain FDA approval of eREMS program for FENTORA and ACTIQ • Obtain FDA approval for NUVIGIL for jet lag disorder	Under Dr. Russell's direction, clinical and regulatory operations advanced development of several compounds and greatly accelerated two key clinical trials in 2010. While the Company did not achieve FDA approval of NUVIGIL for the treatment of jet lag disorder, the FDA acknowledged that Dr. Russell's team met all of the requirements of the agreed upon protocol. The REMS programs for FENTORA and ACTIQ are awaiting FDA approval while broader issues surrounding fentanyl-based products are being addressed by the FDA. Substantive discussions with the FDA are ongoing. Finally, while it was not part of the Company's objectives for 2010, Dr. Russell did lead the successful effort to obtain approval for the REMS programs for PROVIGIL and NUVIGIL
MICP score = 99.3;
			Weighted average score = 69.5	103%
Gerald J. Pappert	Weighted average score = 34.3	• Manage and direct all Company litigation matters • Manage Company's intellectual property estate and defense • Oversee government affairs and public policy affecting the biotechnology/pharmaceutical industry	Mr. Pappert managed several significant litigation cases including generic challenges to the FENTORA, AMRIX and NUVIGIL intellectual property estate. He led efforts to present the Company's case on all three matters in three separate trials. Mr. Pappert also represented the Company in matters involving federal government agencies including the Federal Trade Commission. MICP score = 97; Weighted average score = 67.9	102%

        The range of MICP scores was 102 to 105, which yielded MICP bonuses in the range of 56% to 95% of base salary, depending on the NEO. The dollar amount of awards granted ranged from $300,000 to $665,000.

        With respect to Section 162(m) of the Code, payments under the Company's MICP are generally subject to the Section 162(m) limits on deductibility and will not qualify as "performance-based compensation" within the meaning of the applicable regulations and the MICP has not been approved by stockholders.

Long-term Incentive Compensation

        The Compensation Committee believes that placing a heavy emphasis on equity compensation will better align the interests of the Company's executive officers with the Company's stockholders.

        Types of Equity Awards.    Equity awards to the Company's executives are made pursuant to the 2011 Equity Compensation Plan (previously known as the Company's 2004 Equity Compensation Plan (the "2011 Plan"), which has been approved by the Company's stockholders. The 2011 Plan provides for awards in the form of incentive stock options and non-qualified stock options (collectively, "stock options") and RSUs. Cephalon chose these types of equity awards to directly align executive incentives with stockholder success and to enhance the retention power of the executive officer compensation program. Stock options directly align the interests of the Company's executives with those of the Company's stockholders; since stock options are granted at a price equal to the closing price of the Company's common stock on the day of the grant, the executives only benefit if the price of the Company's stock increases. RSUs provide a strong retention value, as the executives only receive the shares after restrictions lapse over a four-year period. The mix between these forms of awards changes somewhat from year to year. In determining the mix of stock options to RSUs, the Compensation Committee considers the following factors: the performance and contribution of the executives, including any changes to the scope of their responsibilities; the total shares available in the equity pool and the most efficient use of the available shares; Peer Group comparisons; and, finally, retention of the NEOs.

        Equity Compensation Awarded in 2010.    In 2010, the Compensation Committee approved equity awards to the NEOs that had a total value calculated under the Black-Scholes model equal to approximately 3 times cash compensation (including bonus opportunities, assuming performance at "target" levels) for the Company's COO and approximately 2.25 times cash compensation for the other NEOs. Due to the timing of his passing, Dr. Baldino did not receive an equity grant in 2010.

        On December 16, 2010, the independent members of the Board ratified the Compensation Committee's approval of a grant to the Company's COO of 80,000 stock options and 30,000 RSUs. The Committee established this grant at a level higher than that of the other NEOs to acknowledge the additional levels of responsibility that the COO position entails. For each of the other NEOs, the Board ratified the Compensation Committee's approval of a grant of 50,000 stock options and 15,000 RSUs. The stock options and RSUs awarded to the other NEOs represent the same number of shares granted to each of the other NEOs in 2009. The stock option grants to all NEOs were granted at an exercise price of $63.11, which was the closing price of the Company's common stock on the date of grant. All stock options and RSUs awarded vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date. The stock options have a 10-year term.

        The value of the equity compensation awards granted to the NEOs in 2010 is between the median and the 75th percentile of estimated equity values awarded to executives at Peer Group companies. For the stock options, the estimated equity value was calculated based on the methodology defined under generally accepted accounting principles; for RSUs, the estimated value was calculated based on the value of the underlying common stock on the date of grant. In determining the level of equity awards granted to the NEOs in 2010, the Compensation Committee emphasized its desire to retain the current management team, enhance management's focus on the Company's long-term business plan, and encourage creation of long-term stockholder value. The Compensation Committee believes that, by delivering the majority of compensation in the form of equity, the level of executive compensation will correlate with the creation of long-term value for the Company's stockholders as measured by stock price appreciation. Given the Company's history of strong performance both financially and operationally over the past several years, the Compensation Committee chose to grant awards approximating the 75th percentile of the Company's Peer Group.

        The Company's equity compensation plans satisfy the requirements of Section 162(m) of the Code with respect to stock options, but not with respect to awards of RSUs. Accordingly, compensation recognized by the NEOs in connection with stock options is fully deductible by the Company, but compensation with respect to RSUs is subject to the $1,000,000 limit on deductibility.

        Practices Regarding the Grant of Options.    The Company generally has followed a practice of making all annual stock option grants to its executive officers on a single date each year, though the Compensation Committee retains the discretion to make additional awards to the Company's executives at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. At its last regularly-scheduled meeting (usually in early- to mid-December), the Board ratifies the annual option grants made by the Compensation Committee. The Compensation Committee approves these annual grants, subject to the ratification by the Board, at a meeting prior to the scheduled December Board meeting. Historically, the December Board meeting date has occurred approximately four to six weeks following the issuance of the press release reporting the Company's third quarter financial results for the then-current fiscal year. The dates of the December Board and Compensation Committee meetings are determined at least a year in advance based on the availability of Board members for an in-person meeting. The Compensation Committee believes that it is appropriate that annual awards be made at a time when material information regarding the Company's performance for the current fiscal year has been disclosed. The Company does not otherwise have any program, plan or practice to time annual option grants to the Company's executives in coordination with the release of material non-public information.

        All stock option awards made to the Company's NEOs are made pursuant to the Company's 2011 Plan As noted above, all options under the 2011 Plan (as well as awards to employees other than the Company's executive officers under the 2000 Equity Compensation Plan (the "2000 Plan")) are granted with an exercise price that may not be less than the fair market value of the Company's common stock on the date the grants are ratified by the Board. Fair market value is defined under the 2011 Plan to be the closing sale price of a share of the Company's common stock on the date of grant as reported on NASDAQ. The Compensation Committee has the authority to delegate all or a portion of its duties and authority related to executive compensation to subcommittees comprised of members of the Board. In 2010, the Compensation Committee did not exercise this right to delegate authority.

        Risk Assessment of Compensation Policies & Practices.    The Company has reviewed its compensation policies and practices and concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. Specifically, the Company's compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of the Company's stock price;

  •
  long-term incentives granted as equity that vests over multiple years;

  •
  multiple metrics in the Company's incentive programs that balance top line and bottom line financial objectives;

  •
  linear payout curves in the Company's incentive program payout formulas, rather than an "all or nothing" approach;

  •
  caps on payout levels under the Company's short-term incentive plans;

  •
  reasonable goals and objectives in the Company's incentive programs;

  •
  the Compensation Committee's ability to exercise downward discretion in determining incentive program payouts;

  •
  payouts modified based upon individual performance, inclusive of assessments against the Company's Standards of Global Business Practices; and

  •
  mandatory training on the Company's Standards of Global Business Practices and other policies that educate the Company's employees on appropriate behavior and conduct and the consequences of taking inappropriate actions.

        With respect to compensation policies and practices for employees other than the Company's executive officers, the Company notes the following:

  •
  pay is structured to include both fixed (salary) and variable compensation (cash incentives and equity), with an emphasis on fixed compensation;

  •
  sales incentive plans receive close scrutiny and regular monitoring of achievement against corporate goals and quotas, and contain controls such as negative discretion, prepayment review and decreasing acceleration of payouts as certain levels of quotas are achieved;

  •
  bonuses under the Company's annual incentive plans have maximum payout levels that are capped;

  •
  all bonus eligible employees are subject to the same corporate targets as the Company's executive officers;

  •
  compensation decisions for employees are subject to review at multiple levels in the Company, including by individual managers, business unit management, human resources and executive officers; and

  •
  individual performance is a significant component of the Company's bonus plans, including performance under the Company's Standards of Global Business Practices.

ADDITIONAL INFORMATION REGARDING THE COMPENSATION PROGRAM

        Perquisites.    The Company's NEOs receive various perquisites provided by or paid for by the Company. These perquisites include automobile allowances, financial and estate planning services, supplemental long-term disability insurance and personal use of the corporate aircraft (subject to the execution of a Time Sharing Agreement as described below).

        The Company provides these perquisites because in many cases the perquisite enables the Company's executives to carry out their responsibilities more efficiently and effectively and thereby is a benefit to the Company. Additionally, perquisites are provided by many companies in the Peer Group to their named executive officers and it is therefore necessary for retention and recruitment purposes that the Company does the same.

        The Compensation Committee reviews the perquisites provided to the executive officers on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee's overall goal of designing a compensation program that maximizes the interests of the Company's stockholders. For example, in 2009, the Company eliminated tax gross-ups on all Company perquisites.

        The benefits are summarized as follows:

Estate and Financial Planning	The CEO is reimbursed annually for up to $15,000, net of taxes, of individual estate and financial planning advice; other NEOs located in the United States are reimbursed annually for up to $10,000, net of taxes.
Automobile Allowance
NEOs located in the United States (other than the CEO) receive an annual, taxable, automobile allowance of $13,200. The CEO and Mr. Aragues receive the use of a Company-provided automobile; any personal use of such automobile is imputed to them and included in the Summary Compensation Table.
Long-term Disability
Employees located in the United States at the Vice President-level and above, including the NEOs, are eligible to receive Company paid supplemental long-term disability coverage that provides coverage of 60% of salary and bonus up to a maximum of $25,000 per month.

        The Company also provides the executive officers with the option to utilize Cephalon's corporate aircraft for personal use, subject to the execution of a Time Sharing Agreement with the Company. Under the Time Sharing Agreement and the Company's internal policies, an executive must reimburse the Company for the personal use of the aircraft by the executive and the executive's guests. It is the Company's intent that, in all cases, the amount reimbursed by the executive for personal use is the greater of the incremental operating costs associated with the use of the aircraft and the amount of income that would be required to be imputed to the executive under Internal Revenue Service regulations, subject in each case to the maximum reimbursement amount permitted under Part 91 of the U.S. Federal Aviation Administration regulations.

        Dr. Baldino reimbursed the Company $79,188 for personal use of the corporate aircraft during 2010. Because the payments made to the Company exceeded the value of the personal use as calculated in accordance with the standard industry fare level, or SIFL, rates set by the IRS, the

Company did not impute any income to Dr. Baldino in 2010. Likewise, for SEC reporting purposes, the Company has determined that the amount reimbursed to the Company exceeded the estimated incremental cost to the Company of the personal use of the aircraft. For this reason, the Summary Compensation Table does not include any compensation to Dr. Baldino related to this perquisite. Mr. Buchi incurred $1,519 of expenses for personal use of the corporate aircraft, which income has been imputed to him and included in the "All Other Compensation" portion of the Summary Compensation Table.

        Deferred Compensation Plan.    The Company's Deferred Compensation Plan allows U.S. employees at the level of Vice President and above, including the NEOs, to defer receipt of all or a portion of bonus received under the MICP until either a date specified at election by the employee or retirement. Deferred amounts are credited with an annual fixed rate of return that is set each year by the Compensation Committee. The Compensation Committee determines the interest rate for the Deferred Compensation Plan based on the prime rate plus 1 to 3%. For 2010, the interest rate was 5%; for 2011, the interest rate will be reduced to 4%. The Company does not "match" amounts that are deferred by employees pursuant to the Deferred Compensation Plan. Unless designated otherwise at the time of deferral, contributions from the plan are paid in a lump sum upon the six-month anniversary of the termination of the employee's employment with the Company. Currently, only one NEO participates in the Deferred Compensation Plan.

        The obligations under the Deferred Compensation Plan are not funded by the Company, and therefore participants have an unsecured contractual commitment from the Company to pay the amounts due under the Deferred Compensation Plan. Because the plan is unsecured, the Compensation Committee believes it is appropriate to provide an above-market interest rate to compensate for this risk. When payments are due under the Deferred Compensation Plan, the cash will be distributed from the Company's general assets.

        The Company provides this benefit because the Compensation Committee wishes to permit certain of the Company's employees to defer the obligation to pay taxes on bonuses that they are entitled to receive. The Deferred Compensation Plan permits them to do this, while also receiving interest on deferred amounts, as described above. The Company believes that provision of this benefit is important as a retention and recruitment tool as many of the companies with which it competes for executive talent provide a similar plan for their senior employees.

        Executive Severance Agreements.    Mr. Aragues is covered by the Pharmaceutical Industry National Collective Agreement in France, and has entered into an employment agreement with the Company dated December 9, 2008, which further clarifies his status and benefits under this legislation. The Company does not have employment agreements with any of its other executive officers. However, in 2002, the Compensation Committee approved the Company's form of executive severance agreement, and has entered into such an agreement with each of the Company's executive officers. These agreements provide for payments and other benefits if the officer's employment is involuntarily terminated by the Company for any reason other than death or for "Cause" or "Disability," as these terms are defined in the severance agreements. These severance agreements also provide for payments and other benefits upon a qualifying event or circumstances after there has been a "Change in Control" (as defined in the agreements) of the Company. The Compensation Committee reviews and approves the terms of each executive severance agreement prior to execution and believes that the terms contained in these agreements are reasonable and customary for agreements of this type. Additional information regarding the executive severance agreements, including a definition of key terms and a quantification of benefits that would have been received by the Company's NEOs had termination occurred on December 31, 2010, is found under the heading "2010 Potential Payments upon Termination or Change in Control" beginning on page [    •    ] of this Consent Revocation Statement.

        The Compensation Committee believes that these severance arrangements are an important part of overall compensation for the Company's executive officers. The Compensation Committee believes that these agreements will help to secure the continued employment and dedication of the Company's executives, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these agreements are important as a recruitment and retention device, as most of the companies with which it competes for executive talent have similar agreements in place for their executive officers.

        The executive severance agreements were amended and restated in June 2008, and further amended on December 31, 2008, to comply with the requirements of Section 409A of the Code. While these agreements contained provisions for payment of excise taxes incurred under Section 4999 of the Code, the agreements for Messrs. Aragues and Groenhuysen, entered into on July 20, 2010, exclude such provisions. In March 2011, all executive severance agreements were amended to remove provisions for both excise tax gross-ups and the "walk right" entitling an executive officer to payment of benefits upon voluntary termination within the thirty day window following the one year anniversary of a change in control.

        401(k) Profit Sharing Plan.    Under the 401(k) Plan, a tax-qualified retirement savings plan, all employees located in the United States, including the Company's executive officers, may contribute up to 100% of regular earnings on a before-tax basis into their 401(k) Plan accounts, subject to the limits imposed by the IRS. In addition, under the 401(k) Plan, the Company may determine to make a matching contribution to a participating employee's account. Historically, the Company has determined to match an amount equal to one dollar for each dollar contributed by participating employees on the first 6% of their regular earnings, subject to any limitations imposed by the IRS. Because the Company does not sponsor a defined benefit pension plan, the 401(k) Plan matching contribution allows Cephalon to remain competitive with other companies in its industry that provide retirement savings vehicles for their executives and employees. Cephalon employees are immediately and fully vested in all matching contributions made by the Company under the 401(k) Plan. As of December 31, 2010, approximately 88.7% of the Company's U.S.-based employees were participants in the 401(k) Plan.

        Employee Stock Purchase Plan.    In May 2010, the Company requested and received stockholder approval to implement the 2010 Cephalon,  Inc. Employee Stock Purchase Plan ("ESPP"). The purpose of the ESPP is to provide participating employees with the opportunity to acquire an ownership interest in us. These ownership interests are designed to provide an incentive for participants to help increase the Company's long-term growth and success and provide an opportunity to share in that success as the Company continues to shape the future of its business. All full-time employees located in the U.S. are eligible to participate using payroll deductions. Unless the plan administrator determines otherwise prior to the beginning of an offering period, each offering period will begin at six-month intervals on each January 1 and July 1 (or the next business day, if such date is not a business day) over the term of the ESPP and will last for six months, ending on December 31 or June 30, as the case may be (or the next business day, if such date is not a business day). The purchase price will be 95% of the fair market value of the Company's common stock on the purchase date (which is the last trading day of the relevant offering period), unless the plan administrator changes the amount of the discount prior to the beginning of an offering period to another formula allowed under Section 423 of the Code. As of January 1, 2011, approximately 198 employees (or 9.7% of the eligible population) were participants in the ESPP.

        Prohibition of Hedging and Margin Accounts.    The Company maintains a Securities Trading Policy which prohibits certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow a director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other stockholders. Therefore, directors and employees are prohibited from engaging in any such transactions. In addition, the Securities Trading Policy forbids directors, officers and other employees from holding Company securities in a margin account. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Since a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, these margin accounts are prohibited.

Material Tax and Accounting Implications of the NEO Executive Compensation Program

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's chief executive officer and its three other most highly compensated executive officers, excluding the CFO. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Where possible, the Compensation Committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the Compensation Committee has taken steps to qualify the stock option awards as performance-based compensation for this purpose. While the Compensation Committee believes it is important to consider Section 162(m), it also believes that stockholder interests are best served by not restricting the Compensation Committee's discretion and flexibility in crafting the executive compensation program, even though such programs may result in non-deductible compensation expenses.

        At the Company's 2008 Annual Meeting of Stockholders, stockholders approved an amendment to the Company's 2004 Equity Compensation Plan (now called the 2011 Plan) for the establishment of material terms of performance goals that could apply to grants of employee stock awards. Accordingly, the Compensation Committee has the flexibility to impose and specify specific performance goals that must be met in order for future grants of stock awards to employees to qualify for the qualified performance-based compensation exception under Section 162(m) of the Code.

        The Compensation Committee also considers the accounting implications to the Company of its executive compensation decisions, including, among other things, the financial statement impact of equity compensation awards as determined by applicable accounting guidance.

 REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

        The Stock Option and Compensation Committee of the Board of Directors of Cephalon, Inc. oversees the Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Consent Revocation Statement.

        In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company's Proxy Statement to be filed in connection with the Company's 2011 Annual Meeting of Stockholders, each of which has been with the Securities and Exchange Commission.

STOCK OPTION AND COMPENSATION COMMITTEE
Martyn D. Greenacre Vaughn M. Kailian Charles A. Sanders, M.D. (Chair)

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Messrs. Greenacre and Kailian and Dr. Sanders. There are currently no compensation committee interlocks or insider participation on the Compensation Committee.

Executive Compensation Tables

        The following table summarizes the compensation of the Company's NEOs for the periods ended December 31, 2010, 2009 and 2008.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)(7)		Total ($)
J. Kevin Buchi(8) Chief Executive Officer	2010 2009 2008	$ $ $	690,800 561,500 539,900		— — —	$ $ $	1,893,300 841,050 1,098,750	$ $ $	1,515,200 896,017 1,289,452	$ $ $	665,000 393,100 340,100		— — —	$ $ $	48,919 47,305 53,677	$ $ $	4,813,219 2,738,972 3,321,879
Wilco Groenhuysen(9) Executive Vice President & Chief Financial Officer	2010		$493,808		—		$946,650		$947,000		$300,000		—		$39,297		$2,726,755
Alain Aragues(10) Executive Vice President, President Europe	2010		$584,641		—		$946,650		$947,000		$417,271		—		$13,135		$2,908,698
Lesley Russell Cooper, MB.Ch.B, MRCP Executive Vice President, Worldwide Medical & Regulatory Operations	2010 2009 2008	$ $ $	523,500 508,300 479,500		— — —	$ $ $	946,650 841,050 1,098,750	$ $ $	947,000 896,017 1,289,452	$ $ $	329,800 305,000 350,000	$ $ $	2,926 3,711 30,105	$ $ $	35,127 35,127 40,696	$ $ $	2,785,003 2,589,205 3,288,503
Gerald J. Pappert(11) Executive Vice President, General Counsel & Secretary	2010 2009 2008	$ $ $	578,900 551,300 336,202	$	— — 25,000	$ $ $	946,650 841,050 1,098,750	$ $ $	947,000 896,017 2,346,790	$ $ $	330,000 402,400 278,300		— — —	$ $ $	31,849 41,849 22,300	$ $ $	2,834,399 2,732,616 4,107,342
Frank Baldino, Jr., Ph.D. Former Chairman & CEO	2010 2009 2008	$ $ $	1,295,093 1,306,800 1,244,600		— — —	$ $	— 4,485,600 5,860,000	$ $	— 4,004,306 5,695,067	$ $ $	2,113,200 1,306,800 1,779,800		— — —	$ $ $	40,267 45,886 63,750	$ $ $	3,448,560 11,149,392 14,643,217

(1)
Amounts in this column would include non-equity guaranteed or discretionary bonuses, hiring bonuses and relocation bonuses. Bonuses awarded under the Company's 2008, 2009 and 2010 MICP are reflected in the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts reported in this column represent the grant date fair value of RSU awards, in accordance with FASB ASC Topic 718, for the listed fiscal year. The amounts shown were calculated excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 16 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For information related to stock awards made to the NEOs in 2010, see the "2010 Grants of Plan-Based Awards Table" beginning on page [    •    ] of this Consent Revocation Statement. The amount of compensation, if any, actually realized by an NEO from the sale of common stock underlying a RSU will depend on numerous factors, including the continued employment of the NEO during the vesting period of the award and the price of common stock underlying the RSU at the date of sale.

(3)
The amounts reported in this column represent the grant date fair value of stock option awards granted, in accordance with FASB ASC Topic 718, for the listed fiscal year. The amounts shown were calculated excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 16 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For information related to stock option awards made to the NEOs in 2010, see the "2010 Grants of Plan-Based Awards Table" beginning on page [    •    ] of this Consent Revocation Statement. The amount of compensation, if any, actually realized by an NEO from the exercise and sale of vested stock options will depend on numerous factors, including the continued employment of the NEO during the vesting period of the award and the amount by which the stock price on the day of exercise and sale exceeds the stock option exercise price.

(4)
The amounts shown in this column constitute cash awards earned in each fiscal year under the MICP; amounts earned under the 2010 MICP were paid on February 17, 2011 for all U.S. NEOs and on February 28, 2011 for Mr. Aragues, unless deferred in accordance with the Deferred Compensation Plan. For a further discussion of these awards, see the Compensation Discussion and Analysis beginning on page [    •    ] of this Consent Revocation Statement.

(5)
The amounts shown in this column represent the value of deferred compensation interest amounts above the 120% applicable federal rate.

(6)
The amounts in this column include the value of the following perquisites paid to the NEOs in 2010, 2009 and 2008, as applicable. Perquisites are valued at actual amounts paid to each provider of such perquisites. Amounts paid in 2010 are as follows:

Name	Executive Long-Term Disability Insurance Premium ($)	Auto Allowance ($)*	Financial Planning Benefits ($)	Personal Use of Corporate Aircraft
J. Kevin Buchi	$9,500	$13,200	$10,000	$1,519
Wilco Groenhuysen	$7,463	$12,100	$5,034	—
Alain Aragues	—	$10,359	—	—
Lesley Russell Cooper, MB.Ch.B, MRCP	$6,877	$13,200	$350	—
Gerald J. Pappert	$3,949	$13,200	—	—
Frank Baldino, Jr., Ph.D.	$5,702	$10,240	$9,625	—

*
For Dr. Baldino and Mr. Aragues, the amount shown reflects the amount of imputed income related to personal use of a company-provided automobile. Mr. Aragues' amount was converted from Euro to U.S. dollars using the month-end exchange rates in effect during 2010.
(7)
For each NEO, except Mr. Aragues, amounts include Company matching contributions of $14,700 to the Company's 401(k) Plan made on behalf of the NEOs. For Mr. Aragues, amount includes French Statutory Profit Sharing Plan Award of €2,100, or approximately $2,776, which is anticipated to be paid in May 2011.

(8)
Mr. Buchi was promoted to Chief Operating Officer effective February 1, 2010, and subsequently appointed Chief Executive Officer of the Company on December 21, 2010. His salary of $589,600 was increased to $700,000 as a result of the promotion to COO. In January 2011, his salary was increased to $900,000 as a result of the promotion to CEO.

(9)
Mr. Groenhuysen was promoted to Executive Vice President and Chief Financial Officer effective February 1, 2010. His salary of $425,700 was increased to $500,000 as a result of the promotion.

(10)
Mr. Aragues was promoted to Executive Vice President effective February 1, 2010. His salary of €433,400 was increased to €455,070 as a result of the promotion. Amounts listed in "Salary" and "All Other Compensation" were paid in Euros and are represented in U.S. Dollars using the month-end exchange rates in effect during 2010. Amount listed in "Non-Equity Incentive Plan Awards" consists of 2010 MICP Award of €304,900, converted to U.S. Dollars using the average exchange rate for February 2011.

(11)
Mr. Pappert was hired on May 12, 2008. His 2008 salary is based on an annualized amount of $525,000 and prorated for his length of service. Mr. Pappert also received a sign-on bonus of $25,000, which is reported in the Bonus column, and a new hire stock option grant, which is included in the overall amount reported in the Option Awards column.

2010 Grants of Plan-Based Awards Table

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)			Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/ Sh)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Kevin Buchi	1/1/2010 12/16/2010 12/16/2010	$147,000	$490,000	$1,078,000				30,000	80,000	$ $	63.11 63.11	$ $	1,515,200 1,893,300
Wilco Groenhuysen	1/1/2010 12/16/2010 12/16/2010	$75,000	$250,000	$550,000				15,000	50,000	$ $	63.11 63.11	$ $	947,000 946,650
Alain Aragues	1/1/2010 12/16/2010 12/16/2010	$95,700	$319,000	$701,700				15,000	50,000	$ $	63.11 63.11	$ $	947,000 946,650
Lesley Russell Cooper	1/1/2010 12/16/2010 12/16/2010	$78,5000	$261,800	$575,900				15,000	50,000	$ $	63.11 63.11	$ $	947,000 946,650
Gerald J. Pappert	1/1/2010 12/16/2010 12/16/2010	$86,800	$289,500	$636,800				15,000	50,000	$ $	63.11 63.11	$ $	947,000 946,650
Frank Baldino, Jr., Ph.D.	1/1/2010	$201,900	$1,346,000	$4,038,000

(1)
Represents the range of possible cash payments under the 2010 MICP, which was adopted on January 26, 2010. For 2010, the Compensation Committee granted the following cash awards to the NEOs under the 2010 MICP, all of which are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table located on page [    •    ] of this Consent Revocation Statement: Mr. Buchi: $665,000; Mr. Groenhuysen: $300,000; Mr. Aragues: $417,271, converted from Euro to U.S. Dollars as of February 2011; Dr. Russell: $329,800; Mr. Pappert: $330,000; and Dr. Baldino: $2,113,200.

(2)
Consists of RSUs awarded during 2010 under the 2011 Plan. The RSUs vest 25% on each of the first through fourth anniversaries of the grant date.

(3)
Consists of stock options awarded during 2010 under the 2011 Plan. The stock option awards vest 25% on each of the first through fourth anniversaries of the grant date. The stock options have a ten-year term and an exercise price equal to the closing market price of Cephalon common stock on the date of grant.

(4)
Amounts shown for awards of RSUs and stock options are valued based on the aggregate full fair value of the awards granted in 2010 determined pursuant to FASB ASC Topic 718. See Note 16 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions used in calculating the grant date fair value pursuant to applicable accounting guidance.

Narrative to Summary Compensation and 2010 Grants of Plan-Based Awards Tables

Salary

        The Company does not have employment agreements with any of its NEOs based in the United States. Base salaries for all NEOs are therefore reviewed and approved on at least an annual basis by the Compensation Committee. Mr. Aragues is covered by the Pharmaceutical Industry National Collective Agreement in France, and has entered into an employment agreement with the Company dated December 9, 2008, which further clarifies his status and benefits under this legislation. However, Mr. Aragues' employment agreement does not contain provisions for automatic or pre-determined salary increases; his salary is reviewed and approved on at least an annual basis along with those of the other NEOs. The Company has entered into executive severance agreements with each of its NEOs.

Awards

        In January 2010, the Board approved the 2010 MICP, which provided the Company's NEOs with the opportunity to earn a cash incentive award if certain pre-established objectives were attained. For 2010, all of the NEOs earned a bonus amount that was above the target bonus levels established under the 2010 MICP, but significantly below the maximum payout provided for under the 2010 MICP. The bonus amounts earned by the NEOs are reported as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above.

        On December 16, 2010, each of the NEOs, with the exception of Dr. Baldino, received a grant of stock options and RSUs. The stock options and RSUs generally vest on the basis of passage of time and continued employment, with restrictions lapsing with respect to 25% of the award on each of the first four anniversaries of the grant date. Upon vesting, the stock options are exercisable at a price of $63.11, and the RSUs convert into shares of Company Common Stock on a one-to-one basis. The terms of the RSUs do not provide for the right to vote or receive dividends or other distributions in respect of Company Common Stock prior to the lapse of the restrictions. In 2010, Mr. Buchi received a total of 80,000 stock options and 30,000 RSUs. Each of the other NEOs received 50,000 stock options and 15,000 RSUs in 2010.

Salary and Bonus in Proportion to Total Compensation

        Since he did not receive an equity award in 2010, 100% of the former CEO's total compensation was delivered in the form of base salary and incentive bonus; for the COO and other NEOs, the percentages of cash compensation ranged from approximately 28% to 35% of total compensation. The Company believes that its current compensation program aligns the interests of the NEOs with the interests of the stockholders, while also permitting the Compensation Committee to incentivize the NEOs to pursue specific performance goals.

 Outstanding Equity Awards at Fiscal Year-End 2010

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested($)
J. Kevin Buchi	47,500	0	0	$71.96	12/20/2011	52,500	$3,240,300	—	—
	55,000	0	0	$51.17	12/19/2012
	25,000	0	0	$48.20	12/16/2013
	20,000	0	0	$48.06	12/15/2014
	50,000	0	0	$51.08	11/30/2015
	50,000	0	0	$71.07	12/18/2016
	37,500	12,500	0	$76.11	12/12/2017
	25,000	25,000	0	$73.25	12/10/2018
	12,500	37,500	0	$56.07	12/2/2019
	0	80,000	0	$63.11	12/15/2020
Wilco Groenhuysen	3,225	1,075	0	$73.04	11/7/2017	20,425	$1,260,631	—	—
	1,350	450	0	$76.11	12/12/2017
	2,600	2,600	0	$73.25	12/10/2018
	3,750	11,250	0	$59.03	7/30/2019
	4,500	13,500	0	$56.07	12/2/2019
	0	50,000	0	$63.11	12/15/2020
Alain Aragues	25,000		0	$64.62	2/1/2012	19,950	$1,231,314	—	—
	300		0	$48.06	12/15/2014
	4,300		0	$51.08	11/30/2015
	4,300		0	$71.07	12/18/2016
	3,900	1,300	0	$76.11	12/12/2017
	2,600	2,600	0	$73.25	12/10/2018
	3,750	11,250	0	$59.03	7/30/2019
	3,750	11,250	0	$56.07	12/2/2019
	0	50,000	0	$63.11	12/15/2020
Lesley Russell Cooper, MB.Ch.B, MRCP	11,000		0	$71.96	12/20/2011	37,500	$2,314,500	—	—
	3,000		0	$48.20	12/16/2013
	2,600		0	$48.06	12/15/2014
	5,200		0	$51.08	11/30/2015
	50,000		0	$71.07	12/18/2016
	37,500	12,500	0	$76.11	12/12/2017
	25,000	25,000	0	$73.25	12/10/2018
	12,500	37,500	0	$56.07	12/2/2019
	0	50,000	0	$63.11	12/15/2020
Gerald J. Pappert	25,000	25,000	0	$67.66	5/22/2018	33,750	$2,083,050	—	—
	25,000	25,000	0	$73.25	12/10/2018
	12,500	37,500	0	$56.07	12/2/2019
	0	50,000	0	$63.11	12/15/2020
Frank Baldino, Jr., Ph.D.	150,000	0	0	$71.96	12/20/2011
	300,000	0	0	$51.17	12/19/2012
	150,000	0	0	$48.20	12/16/2013
	130,000	0	0	$48.06	12/15/2014
	160,000	0	0	$51.08	11/30/2015
	160,000	0	0	$71.07	12/18/2016
	160,000	0	0	$76.11	12/12/2017
	160,000	0	0	$73.25	12/10/2018
	160,000	0	0	$56.07	12/2/2019

(1)
The following table provides information with respect to the vesting dates of each outstanding stock option held by the NEOs as of December 31, 2010. In accordance with the terms of the 2011 Plan, all of Dr. Baldino's outstanding awards became immediately vested upon his death.

		# of Options Exercisable
	Stock Option Vesting Date
Original Grant Date		Mr. Buchi	Mr. Groenhuysen	Mr. Aragues	Dr. Russell	Mr. Pappert	Dr. Baldino
December 16, 2010	December 16, 2011	20,000	12,500	12,500	12,500	12,500	—
December 2, 2009	December 2, 2011	12,500	4,500	3,750	12,500	12,500	—
July 30, 2009	July 30, 2011	—	3,750	3,750	—	—	—
December 11, 2008	December 11, 2011	12,500	1,300	1,300	12,500	12,500	—
May 22, 2008	May 22, 2011	—	—	—	—	12,500	—
December 13, 2007	December 13, 2011	12,500	450	1,300	12,500	—	—
November 7, 2007	November 7, 2011	—	1,075	—	—	—	—
December 16, 2010	December 16, 2012	20,000	12,500	12,500	12,500	12,500	—
December 2, 2009	December 2, 2012	12,500	4,500	3,750	12,500	12,500	—
July 30, 2009	July 30, 2012	—	3,750	3,750	—	—	—
December 11, 2008	December 11, 2012	12,500	1,300	1,300	12,500	12,500	—
May 22, 2008	May 22, 2012	—	—	—	—	12,500	—
December 16, 2010	December 16, 2013	20,000	12,500	12,500	12,500	12,500	—
December 2, 2009	December 2, 2013	12,500	4,500	3,750	12,500	12,500	—
July 30, 2009	July 30, 2013	—	3,750	3,750	—	—	—
December 16, 2010	December 16, 2014	20,000	12,500	12,500	12,500	12,500	—

Totals		155,000	78,875	76,400	125,000	137,500	—

(2)
The option grant date for each award listed is 10 years prior to the respective option expiration date.

(3)
The following table provides information with respect to the vesting dates of each outstanding RSU award held by the NEOs as of December 31, 2010. In accordance with the 2011 Plan, all of Dr. Baldino's outstanding awards became immediately vested upon his death.

		# of Shares Vested
Original Grant Date	RSU Vesting Date	Mr. Buchi	Mr. Groenhuysen	Mr. Aragues	Dr. Russell	Mr. Pappert	Dr. Baldino
December 16, 2010	December 16, 2011	7,500	3,750	3,750	3,750	3,750	—
December 2, 2009	December 2, 2011	3,750	1,500	1,250	3,750	3,750	—
December 11, 2008	December 11, 2011	3,750	400	400	3,750	3,750	—
December 13, 2007	December 13, 2011	3,750	125	400	3,750		—
December 16, 2010	December 16, 2012	7,500	3,750	3,750	3,750	3,750	—
December 2, 2009	December 2, 2012	3,750	1,500	1,250	3,750	3,750	—
December 11, 2008	December 11, 2012	3,750	400	400	3,750	3,750	—
December 16, 2010	December 16, 2013	7,500	3,750	3,750	3,750	3,750	—
December 2, 2009	December 2, 2013	3,750	1,500	1,250	3,750	3,750	—
December 16, 2010	December 16, 2014	7,500	3,750	3,750	3,750	3,750	—

Totals		52,500	20,425	19,950	37,500	33,750	—

(4)
Calculated as the number of unvested RSUs multiplied by the closing price of the Company's common stock on December 31, 2010 ($61.72).

	2010 Option Exercises and Stock Vested
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
J. Kevin Buchi	30,000		$585,450	15,000	$960,300
Wilco Groenhuysen	—		—	2,025	$131,314
Alain Aragues	—		—	2,375	$153,265
Lesley Russell Cooper, MB.Ch.B, MRCP	10,000	$		15,000	$960,300
Gerald J. Pappert.	—		—	7,500	$481,725
Frank Baldino, Jr., Ph.D.	150,000		$1,945,196	201,250	$12,775,800

(1)
Represents the vesting on various dates in December 2010 of RSUs originally granted in December 2006, 2007, 2008 and 2009.

(2)
In accordance with the 2011 Plan, all of Dr. Baldino's outstanding awards became immediately vested upon his death.

2010 Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
J. Kevin Buchi	—	—	—	—	—
Wilco Groenhuysen	—	—	—	—	—
Alain Aragues	—	—	—	—	—
Lesley Russell Cooper, MB.Ch.B, MRCP	—	—	$42,299	$112,805	$754,561
Gerald J. Pappert	—	—	—	—	—
Frank Baldino, Jr., Ph.D.	—	—	—	—	—

(1)
Of the amounts reported in this column, $2,926 are included for Dr. Russell in the "Change in Pension Value and Non Qualified Deferred Compensation Earnings" column of the Summary Compensation Table shown on page [    •    ] of this Consent Revocation Statement.

(2)
For Dr. Russell, $347,853 has been reported in the Summary Compensation Table in previous years.

        The 2010 Non-Qualified Deferred Compensation table above presents amounts deferred under the Company's Deferred Compensation Plan. Employees at the level of Vice President and above, including the NEOs, are permitted to defer receipt of all or a portion of bonus received under the MICP until either a date specified at election by the employee or retirement. Deferred amounts are credited with an annual fixed rate of return that is set each year by the Compensation Committee. The Committee determines the interest rate for the Deferred Compensation Plan based on the prime rate plus 1 to 3%. For 2010, the interest rate was 5%; for 2011, the interest rate will be reduced to 4%. The Company does not "match" amounts that are deferred by employees pursuant to the Deferred Compensation Plan. Unless otherwise designated at the time of deferral, distributions from the Deferred Compensation Plan are paid in a lump sum upon the six-month anniversary of the termination of the employee's employment with the Company.

2010 Potential Payments Upon Termination or Change in Control

        In 2002, the Compensation Committee approved the Company's form of executive severance agreement, and has entered into such an agreement with each of the Company's executive officers. As stated earlier, these agreements were amended in March 2011; however, the information set forth below explains the benefits in place as of December 31, 2010. The agreements provide for compensation and benefits in the event that the executive's employment with us is terminated prior to a Change in Control of Cephalon or on account of a Change in Control of Cephalon. Any of the following situations would constitute a "Change in Control" under the executive severance agreements:

  •
  the consummation of certain transactions, including mergers, where more than 50% of the combined voting power of the Company's outstanding securities or the sale of more than 75% of the Company's assets is transferred;

  •
  the acquisition by any person or entity of the beneficial ownership of securities representing 30% or more of the combined voting power of the Company's then outstanding voting securities; or

  •
  a change in the composition of the Board over a period of 24 months or less such that a majority of the Board members ceases to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board.

        To be covered by the executive severance agreements, an executive must be either terminated without "Cause" or subject to a "Constructive Termination." A termination of an executive for "Cause" would not trigger any liability to an executive under the executive severance agreement. Cause is when an executive has engaged in any act of unethical conduct, willful misconduct, fraud or embezzlement, any unauthorized disclosure of confidential information or trade secrets or any other act that is materially and demonstrably detrimental to the Company.

        An executive officer is considered subject to a Constructive Termination if, after or in connection with a Change in Control, the executive voluntarily resigns because the Company, or Company's successor, without the executive's consent,

  •
  change his or her position which materially reduces the level of responsibility;

  •
  reduce his or her aggregate level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10%; or

  •
  relocate the executive's place of employment such that the executive's commute would increase by more than 50 miles.

        The executive severance agreements require, as a pre-condition to the receipt of any benefits that the executive sign a standard form of release waiving any and all current and future claims against the Company relating to his or her employment with, or termination by, the Company.

Payment Obligations under Executive Severance Agreements upon Termination of Employment of a Named Executive Officer

        The following table sets forth the Company's lump-sum payment obligations under the executive severance agreements upon a termination of the employment of the Company's NEOs under various scenarios. The table assumes termination on December 31, 2010 and payment of such termination obligations within a reasonable time thereafter.

		Prior to Change in Control(1)		After or In Connection With Change in Control(2)
Name	Benefit(3)	Agreement Provision	Dollar Value of Benefit	Agreement Provision	Dollar Value of Benefit
J. Kevin Buchi	Severance—Base Salary(4)	1.5x base salary	$1,050,000	3x base salary	$2,100,000
	Severance—Bonus(4)	n/a	—	3x target bonus + pro rata bonus for current year	1,960,000
	Stock Options and RSUs(5)	n/a	—	Unvested awards immediately vest	888,955
	Medical/Dental Benefits(6)	Coverage for 18 months	17,874	Coverage for 36 months	26,023
	Outplacement Services	Cash payment for outplacement	15,000	Cash payment for outplacement	15,000
	Tax Gross-ups(7)	n/a	—	Amount paid to cover excise tax	—
		Total	$1,082,874	Total	$4,989,978

Wilco Groenhuysen	Severance—Base Salary(4)	1.5x base salary	$750,000	3x base salary	$1,500,000
	Severance—Bonus(4)	n/a	—	3x target bonus + pro rata bonus for current year	1,000,000
	Stock Options and RSUs(5)	n/a	—	Unvested awards immediately vest	376,225
	Medical/Dental Benefits(6)	Coverage for 18 months	31,379	Coverage for 36 months	45,685
	Outplacement Services	Cash payment for outplacement	15,000	Cash payment for outplacement	15,000
	Tax Gross-ups	n/a	—	Amount paid to cover excise tax	—
		Total	$796,379	Total	$2,936,910

Alain Aragues	Severance—Base Salary(4)	1.5x base salary	$986,028	3x base salary	$1,792,057
	Severance—Bonus(4)	n/a	—	3x target bonus + pro rata bonus for current year	1,194,704
	Stock Options and RSUs(5)	n/a	—	Unvested awards immediately vest	364,380
	Medical/Dental Benefits(6)	Coverage for 18 months	1,149	Coverage for 36 months	3,476
	Outplacement Services	Cash payment for outplacement	15,000	Cash payment for outplacement	15,000
	Tax Gross-ups(7)	n/a	—	Amount paid to cover excise tax	—
		Total	$912,177	Total	$3,369,617

Lesley Russell Cooper, MB.Ch.B, MRCP	Severance—Base Salary(4)	1.5x base salary	$782,250	3x base salary	$1,570,500
	Severance—Bonus(4)	n/a	—	3x target bonus + pro rata bonus for current year	1,047,000
	Stock Options and RSUs(5)	n/a	—	Unvested awards immediately vest	599,490
	Medical/Dental Benefits(6)	Coverage for 18 months	31,345	Coverage for 36 months	45,636
	Outplacement Services	Cash payment for outplacement	15,000	Cash payment for outplacement	15,000
	Tax Gross-ups(7)	n/a	—	Amount paid to cover excise tax	—
	Other(8)	Distribution of amounts held under Deferred Compensation Plan	754,561	Distribution of amounts held under Deferred Compensation Plan	754,561
		Total	$1,583,156	Total	$4,032,187

		Prior to Change in Control(1)		After or In Connection With Change in Control(2)
Name	Benefit(3)	Agreement Provision	Dollar Value of Benefit	Agreement Provision	Dollar Value of Benefit
Gerald J. Pappert	Severance—Base Salary(4)	1.5x base salary	$868,350	3x base salary	$1,736,700
	Severance—Bonus(4)	n/a	—	3x target bonus + pro rata bonus for current year	1,157,800
	Stock Options and RSUs(5)	n/a	—	Unvested awards immediately vest	585,447
	Medical/Dental Benefits(6)	Coverage for 18 months	31,311	Coverage for 36 months	45,587
	Outplacement Services	Cash payment for outplacement	15,000	Cash payment for outplacement	15,000
	Tax Gross-ups(7)	n/a	—	Amount paid to cover excise tax	1,226,826
		Total	$914,661	Total	$4,767,360

Frank Baldino, Jr., Ph.D.(9)	Severance—Base Salary		—		—
	Severance—Bonus		$2,113,200		—
	Stock Options and RSUs	Unvested awards immediately vest	19,661,600		—
	19,661,600				—
	Medical/Dental Benefits		41,680		—
	Outplacement Services		—		—
	Tax Gross-ups		—		—
		Total	$21,816,480	Total	—

(1)
For termination prior to a Change in Control, an NEO is entitled to benefits under the executive severance agreement if terminated on account of an involuntary termination for any reason other than Cause, Disability or death.

(2)
For termination after or in connection with a Change in Control, an NEO is entitled to benefits under the executive severance agreement if the NEO is terminated on account of (i) an involuntary termination for any reason other than Cause, Disability or death, (ii) a voluntary termination for Constructive Termination, (iii) an involuntary termination other than for Cause, Disability or death prior to or in connection with a Change in Control at the request of the acquirer, or (iv) a voluntary termination for any reason other than Cause, Disability or death during the thirty day period immediately following the first anniversary of the occurrence of a Change in Control.

(3)
The Company will not pay benefits to an NEO under the executive severance agreement if an NEO is terminated for Cause by the Company.

(4)
For termination prior to a Change in Control, the payment due to an NEO is equal to 1.5 times the NEO's then-current base salary. For termination after or in connection with a Change in Control, the payment due to an NEO is equal to the sum of (i) 3 times the NEO's then-current base salary, (ii) 3 times the NEO's target annual bonus and (iii) the pro-rata portion of the NEO's target annual bonus earned as of the termination date.

(5)
For termination after or in connection with a Change in Control, all unvested stock options and RSUs held by an NEO vest immediately. For stock options, the dollar value is calculated for "in-the-money" options by multiplying the number of accelerated options by the difference of the closing price of the Company's common stock on December 31, 2010, and the option exercise price. For purposes of this table (other than with respect to shares delivered to the estate of Dr. Baldino), the price of the Company's common stock is assumed to be $61.72.

(6)
Under the executive severance agreement, medical and dental coverage is provided to the NEO and his or her spouse and dependents for a certain period of time, depending on the nature of the NEO's termination. The agreement states that the NEO will receive a cash payment in lieu of such coverage in an amount equal to the NEO's after-tax cost of continuing such coverage, where such coverage may not be continued. For termination prior to a Change in Control, each of the NEOs will receive a cash payment in lieu of medical and dental coverage for 18 months. For termination after or in connection with a Change in Control, each NEO will receive a cash payment in lieu of medical and dental coverage for 36 months. Values reported in the table reflect the projected present value based on premium equivalent rates for continued medical and dental coverage for the period specified for each U.S. NEO, assuming an annual discount rate of 0.990% and an estimated average annual increase in health care costs of 10%. For Mr. Aragues, medical and dental coverage would automatically continue under French Sécurité Sociale for a nine month period at no cost to him. The values reported in the table reflect the incremental cost of medical and dental coverage, estimated using private insurance rates, for an additional nine months beyond the coverage provided under French Sécurité Sociale and for an additional 27 months beyond that provided under French Sécurité Sociale, for a total of 18 and 36 months, respectively.

(7)
Under the executive severance agreements in place on December 31, 2010, the NEOs (with the exception of Messrs. Groenhuysen and Aragues) would be eligible to receive "gross-up" payments for any payments they receive in connection with a Change in Control that would cause the NEO to incur excise taxes under Section 4999 of the Code. Mr. Pappert would receive a gross-up payment for fiscal year 2010 to cover excise tax in the event of a Change in Control. Since he has been employed by the Company less than five years, his base period includes only his wages paid from 2008 and 2009 (on an annualized basis) and not a five-year historical average. Mr. Pappert would therefore have incurred excise taxes and the resulting gross-up payment to cover such taxes is reported on this line. As stated earlier, in March 2011, provisions for tax gross-ups were eliminated from all executive severance agreements.

(8)
Represents the distribution to the NEO of amounts owed to them under the Deferred Compensation Plan (see page [    •    ] of this Consent Revocation Statement). Amounts would be paid in a lump sum upon the six-month anniversary of the termination of the NEO's employment with the Company.

(9)
The amounts listed for Dr. Baldino represent actual amounts received upon his death; no Change in Control valuation was performed since he was not employed on December 31, 2010. Values include the immediate vesting of all stock options and stock awards outstanding at the time of his death, his 2010 MICP bonus and the value of two years of continuing medical coverage that his family received. In addition, his estate received a life insurance payment equal to two times his 2010 base salary.

        An NEO is not eligible for the benefits set forth in the executive severance agreement if his or her employment is terminated due to a "Disability." Instead, the NEO will receive disability benefits under any disability program maintained by the Company that covers the NEO. Likewise, in the case of a termination due to death of an NEO, the NEO will receive benefits only under any program (including life insurance) maintained by the Company that covers the NEO.

 CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

        Under its charter, the Audit Committee is responsible for reviewing and approving all related party transactions that would require disclosure under SEC rules. Under these rules and the Company's written policy, a "related party transaction" is a transaction in which the Company participates and in which a related party has a direct or indirect material financial interest, other than transactions involving less than $120,000 in any calendar year. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction, as well as any other factors the Audit Committee deems appropriate. During 2010, there were no related party transactions that were required to be approved by the Audit Committee or disclosed in this Consent Revocation statement.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each director and executive officer of the Company, and any other person who owns more than ten percent of the Company's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, executive officers and greater-than-ten-percent stockholders are required by regulation to furnish the Company with copies of such reports. To the knowledge of the Company, based solely upon its review of reports furnished to it, as well as written representations from its directors and executive officers to the effect that no other such reports were required to be filed, each covered person met all Section 16(a) filing requirements during 2010, with the exception of a Form 4 for Mr. Buchi filed on March 17, 2010 to report a sale of Common Stock on February 17, 2006.

Standards of Global Business Practices

        The Company has implemented its Standards of Global Business Practices that is applicable to all employees of the Company. The Standards of Global Business Practices also covers financial and non-financial business practices and procedures and applies to the Company's Chief Executive Officer, Chief Financial Officer and certain other employees of the Company responsible for accounting and financial reporting. The Standards of Global Business Practices is available on the Investors section of the Company's website (www.cephalon.com) by selecting "Corporate Governance" and then "Standards of Global Business Practices." The Company intends to post amendments to or waivers from its Standards of Global Business Practices (to the extent applicable to the Company's principal executive officer, principal financial officer, or principal accounting officer) at this location on its website.

        Stockholders may communicate with the Company's Board by sending their communications to Cephalon, Inc. Board of Directors, c/o Secretary, 41 Moores Road, Frazer, PA 19355. The Nominating Committee has approved a process for handling letters received by the Company and addressed to independent members of the Board. Under that process, the Secretary reviews all such correspondence and forwards to the Board or its committees a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

        Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

ADVANCE NOTICE PROVISIONS

        Under Section 2.10 of the Company's Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company not earlier than the close of business on January 11, 2012 nor later than the close of business on February 10, 2012. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

STOCKHOLDER PROPOSALS AND OTHER MATTERS FOR THE 2012 ANNUAL MEETING

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by the Secretary of the Company at its corporate offices at 41 Moores Road, Frazer, PA 19355, no later than November 24, 2011. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934.

OTHER MATTERS

        The only matters for which the participants intend to solicit revocations of consents are set forth in the Notice of Consent Revocation Solicitation. However, if consents are solicited by Valeant or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        Cephalon has adopted a method of delivery for its proxy materials called "householding." Under this method, the Company delivers only one copy of the proxy materials to one or more stockholders who share the same last name and address (and who have chosen not to participate in electronic delivery), unless such stockholders have notified the Company that they wish to continue to receive multiple copies. Cephalon adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the Valeant Consent Solicitation and will remain in effect for the 2011 Annual Meeting and all future Annual Meetings. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Proxy materials for your household, please contact the Company in writing or by calling the Company's Investor Relations at (610) 883-5894.

        If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of the Company's proxy materials at the same address, additional copies will be provided promptly to you upon request. You may request multiple copies by notifying the Company in writing or verbally that you wish to opt out of the householding program at Investor Relations, Cephalon, Inc., 41 Moores Road, Frazer, PA 19355, (610) 738-6376. You may opt out of householding at any time prior to 30 days prior to the mailing of proxy materials in April of each year using the contact information above. If you own the Company's common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

IMPORTANT INFORMATION REGARDING CONSENT REVOCATION

        The Board of Directors urges you NOT to return any [    •    ] consent card solicited from you by Valeant. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the [    •    ] consent card.

        For additional information or assistance, please call our soliciting agent, Innisfree M&A Incorporated toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833). The address of Innisfree M&A Incorporated, is 501 Madison Avenue, 20th Floor, New York, NY 10022

        We appreciate your support and encouragement.

        WE URGE STOCKHOLDERS TO REJECT THE VALEANT CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

        [    •    ], 2011

ANNEX I

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

        Under applicable SEC regulations, each member of the Company's Board and certain of its executive officers and other employees may be deemed "participants" in the solicitation of revocations of consents in connection with the Valeant Consent Proposals. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company and each other participant who may solicit revocations of consents from stockholders of the Company.

DIRECTORS

        The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth under "Information About the Company and Directors and Officers—Directors" in this Consent Revocation Statement. The name of the director-participants' organization of employment are as follows and, unless otherwise set forth below, the principal business address of each such person is 41 Moores Road, Frazer, Pennsylvania 19355:

Name	Business Address
J. Kevin Buchi	Cephalon, Inc.
William P. Egan	Alta Communications, Inc. 28 State St., Suite 1801 Boston, MA 02109
Martyn D. Greenacre	c/o Cephalon, Inc.
Charles J. Homcy, M.D.	455 Mission Bay Blvd South Ste 575 San Francisco, CA 94158
Vaughn M. Kailian.	MPM Capital The John Hancock Tower 200 Clarendon Street 54th Floor Boston, MA 02116-5099
Kevin E. Moley	c/o Cephalon, Inc.
Charles A. Sanders, M.D.	100 Europa Drive, Suite 170 Chapel Hill, NC 27517
Gail R. Wilensky, Ph.D.	Project Hope 7500 Old Georgetown Road Suite 600 Bethesda, MD 20814
Dennis L. Winger	c/o Cephalon, Inc.

OTHER PARTICIPANTS

        The principal occupations of each of Cephalon's executive officers (other than J. Kevin Buchi, who is listed above) and other employees who will be deemed participants in the solicitation are set forth below and the principal business address of each such person is 41 Moores Road, Frazer, Pennsylvania 19355:

Name	Principal Occupation
Wilco Groenhuysen	Executive Vice President and Chief Financial Officer
Gerald J. Pappert	Executive Vice President, General Counsel and Secretary
Lesley Russell Cooper, MB.Ch.B, MRCP	Executive Vice President and Chief Medical Officer
Fritz Bittenbender	Vice President, Government & Corporate Affairs
Natalie de Vane	Senior Director, Corporate Communications
Robert S. (Chip) Merritt	Vice President, Investor Relations
Joseph Marczely	Manager, Investor Relations

INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

        The number of shares of Common Stock and other equity securities of Cephalon held by directors and certain of the Company's executive officers who are participants is set forth under "Governance of the Company—Stock Ownership by Directors and Executive Officers" of this Consent Revocation Statement. The following table sets forth the beneficial ownership of equity securities of Cephalon as of the date of this Consent Revocation Statement of the other participants in this solicitation.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Fritz Bittenbender	12,351	*
Natalie de Vane	0	*
Robert S. (Chip) Merritt	17,089	*
Joseph Marczely	121	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of common stock indicated above.

(2)
Includes shares that may be acquired upon the exercise of outstanding options that were exercisable within 60 days of February 28, 2011 as follows: Mr. Bittenbender: 7,825, Mr. Merritt: 16,950.

(3)
Shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2011 and shares of common stock issuable upon the conversion of the Company's convertible subordinated notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person's percentage ownership as of February 28, 2011 but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of February 28, 2011.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Annex I, Annex II or the Consent Revocation Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) owns any securities of the Company of record not beneficially, (iii) has purchased or sold any of such securities within the past two years or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. No part of the purchase price or market value of any of the Company's securities owned by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. Except as disclosed in this Annex I or the Consent Revocation Statement, none of the participants' associates beneficially owns, directly or indirectly, any of the Company's securities. Other than as disclosed in this Annex I or the Consent Revocation Statement, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of the Company's subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

        Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company, any of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or the Company's affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

        Other than as set forth in this Annex I or the Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries. Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Each of the Company's directors is entitled to indemnification under the Bylaws and has an indemnification agreement with the Company, in each case, which may be applicable to the ongoing litigation described in the Consent Revocation Statement.

        WE URGE STOCKHOLDERS TO REJECT THE VALEANT CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

ANNEX II

RECENT TRANSACTION HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

        The following is a list of all acquisitions and dispositions of the Company's Common Stock made during the last two years by persons who may be deemed participants in the Company's solicitation of revocations of consent. Such transactions are not open market purchases or sales unless otherwise described.

Acquisitions and Dispositions of Cephalon Equity Securities

	Number of Shares
Participant	Acquired		Disposed		Date
Charles J. Homcy, M.D.	15,000	(1)			3/10/2011
Kevin J. Buchi	20,000	(2)			2/1/2011
	1,683	(3)			2/1/2011
	68,317	(1)			2/1/2011
			1,617	(4)	12/20/2010
	30,000	(2)			12/16/2010
	1,584	(3)			12/16/2010
	78,416	(1)			12/16/2010
			1,617	(4)	12/13/2010	(5)
			1,617	(4)	12/13/2010
			1,242	(4)	12/2/2010
	30,000				3/5/2010
			30,000		3/5/2010
			2,154	(3)	3/5/2010
			27,846	(3)	3/5/2010
			1,241	(4)	12/21/2009
			1,241	(4)	12/14/2009
			287		12/14/2009
			1,241	(4)	12/11/2009
	15,000	(2)			12/2/2009
	1,784	(3)			12/2/2009
	48,216	(1)			12/2/2009
			1,241	(4)	12/1/2009
			453		6/23/2009

	Number of Shares
Participant	Acquired		Disposed		Date
Lesley Russell Cooper, MB.Ch.B, MRCP			1,384	(4)	12/20/2010
	15,000	(2)			12/16/2010
	1,584	(3)			12/16/2010
	48,416	(1)			12/16/2010
			1,129	(4)	12/13/2010	(5)
			1,129	(4)	12/13/2010
			1,129	(4)	12/2/2010
	10,000				3/10/2010
			10,000		3/10/2010
			10,000	(1)	3/10/2010
			1,157	(4)	12/14/2009
			1,157	(4)	12/21/2009
			1,157	(4)	12/11/2009
	15,000	(2)			12/2/2009
	1,784	(3)			12/2/2009
	48,216	(1)			12/2/2009
			124	(4)	12/1/2009
Wilco Groenhuysen	15,000	(2)			12/16/2010
	6,336	(3)			12/16/2010
	43,664	(1)			12/16/2010
			38	(4)	12/13/2010	(5)
			121	(4)	12/13/2010
			452	(4)	12/2/2010
Gerald J. Pappert	15,000	(2)			12/16/2010
	1,584	(3)			12/16/2010
	48,416	(1)			12/16/2010
			1,186	(4)	12/13/2010	(5)
			1,186	(4)	12/2/2010
			1,185	(4)	12/11/2009
	15,000	(2)			12/2/2009
	1,783	(3)			12/2/2009
	48,217	(1)			12/2/2009
William P. Egan	15,000	(6)			5/20/2010
	10,000	(6)			5/12/2009
	10,000				3/10/2010
			10,000		3/10/2010
			10,000	(1)	3/10/2010
Martyn D. Greenacre	15,000	(6)			5/20/2010
	10,000	(6)			5/12/2009
	10,000				3/2/2010
			10,000		3/2/2010
			10,000	(1)	3/2/2010
Vaughn M. Kailian	15,000	(6)			5/20/2010
	10,000	(6)			5/12/2009
Kevin E. Moley	15,000	(6)			5/20/2010
	10,000	(1)			5/12/2009

	Number of Shares
Participant	Acquired		Disposed	Date
Charles A. Sanders, M.D.	15,000	(6)		5/20/2010
	10,000	(6)		5/12/2009
Gail R. Wilensky, Ph.D.	15,000	(6)		5/20/2010
	10,000	(6)		5/12/2009
Dennis L. Winger	15,000	(6)		5/20/2010
Fritz Bittenbender	5,200	(1)		12/16/10
	1,600	(2)		12/16/10
			494	12/14/10
			414	12/22/09
	4,300	(1)		12/02/09
	1,300	(2)		12/02/09
Robert S. (Chip) Merritt	139			12/20/10
			593	12/14/10
	227			12/13/10
	139			12/13/10
	227			12/2/10
			1000	11/23/10
			800	11/3/10
	800			11/3/10
			300	8/3/10
			48	8/3/10
	139			12/21/09
			227	12/14/09
	139			12/14/09
			69	12/11/09
	227			12/11/09
			174	12/9/09
	174			12/1/09
	1000			5/28/09

(1)
Non-Qualified Stock Option. Options vest 25% on each annual anniversary of grant and are fully vested 4 years from date of grant. Options expire ten years from date of grant.

(2)
Restricted stock award, pursuant to Company benefit plan, vesting 25% per year over 4 years.

(3)
Incentive Stock Option. Options vest 25% on each annual anniversary of grant and are fully vested 4 years from date of grant. Options expire ten years from date of grant.

(4)
Shares withheld pursuant to exercise of tax withholding right under Cephalon, Inc. 2004 Equity Compensation Plan.

(5)
The shares vested on Saturday, December 11, 2010 and the vesting-related tax sales occurred on Monday, December 13, 2010.

(6)
Non-Qualified Stock Option.

(7)
The number of shares withheld was revised from 57,068 to 1,129.

        WE URGE STOCKHOLDERS TO REJECT THE VALEANT CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

Important! 1. Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE Consent Revocation Card, or vote your shares by telephone or via the Internet. WE STRONGLY RECOMMEND THAT YOU REJECT EACH OF VALEANT'S PROPOSED CONSENT ACTIONS. Please vote each WHITE Consent Revocation Card you receive since each account must be voted separately. If you hold shares in one of the Company's 401(k) Plans, you will need to provide voting instructions directly to the Vanguard Group. 2. We urge you NOT to sign any [•] consent card sent to you by Valeant. 3. Even if you have sent a [•] consent card to Valeant, you have every legal right to change your vote. You may revoke that consent, and vote as recommended by management by signing, dating and mailing the enclosed WHITE Consent Revocation Card in the enclosed pre-paid return envelope. 4. If your shares are held in the name of a bank, broker or other nominee, please vote the WHITE voting instruction form provided by your bank, broker or nominee, or follow the instructions on the voting instruction form to vote by telephone or via the Internet. If you have any questions on the consent revocation, please contact: Innisfree M&A Inc., toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833)

YOUR CONSENT REVOCATION IS IMPORTANT Please take a moment now to revoke your consent for your shares of Cephalon, Inc. PLEASE REVIEW THE CONSENT REVOCATION STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS: 1. Revoke by Telephone – Please have your Consent Revocation card available when you call call toll-free in the U.S. or Canada at 1-866-XXX-XXXX, on a touch-tone telephone If outside the U.S. or Canada, call 1-215-XXX- XXXX. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Revoke by Internet – Please have your Consent Revocation card available when you access the website https://www.____________, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may revoke your consent by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet consent revocation authorizes your consent revocation in the same manner as if you had marked, signed and returned a consent revocation card. OR 3. Revoke by Mail – If you do not wish to revoke your consent by telephone or over the Internet, please complete, sign, date and return the Consent card in the envelope provided, or mail to: Cephalon, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155 . TO REVOKE YOUR CONSENT BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE –PAID ENVELOPE PROVIDED . - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE "YES, REVOKE MY CONSENT" BOXES IN ALL PROPOSALS BELOW. [X] PLEASE MARK VOTE AS IN THIS EXAMPLE PROPOSAL 1: RESOLVED, that any changes to the amended and restated bylaws of Cephalon, Inc. filed with the Securities and Exchange Commission on March 16, 2011, be and are hereby repealed: [ ] YES, REVOKE MY CONSENT [ ] NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2: RESOLVED, that each member of the board of directors of Cephalon, Inc. as of the time this resolution becomes effective, and each person, if any, theretofore nominated, appointed or elected by the board of directors of Cephalon, Inc. prior to the effectiveness of this resolution to become a member of the board of directors of Cephalon, Inc. at any future time or upon any event, be and hereby is removed: [ ] YES, REVOKE MY CONSENT [ ] NO, DO NOT REVOKE MY CONSENT INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE "YES, REVOKE MY CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE: PROPOSAL 3: To elect each of the following seven (7) individuals to serve as a director of Cephalon, Inc.: Santo J. Costa, Richard H. Koppes, Lawrence N. Kugelman, Anders Lönner, John H. McArthur, Thomas G. Plaskett and Blair H. Sheppard: [ ] YES, REVOKE MY CONSENT [ ] NO, DO NOT REVOKE MY CONSENT INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE "YES REVOKE MY CONSENT" BOX ABOVE AND WRITE THE NUMBER(S) OF THE CANDIDATE(S) YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED. Dated: ________, 2011 Print Name: Signature (Title, if any): Signature (if held jointly): Name and Title or Authority (if applicable): Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

PLEASE REVOKE YOUR CONSENT TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO REVOKE YOUR CONSENT. . TO REVOKE YOUR CONSENT BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE –PAID ENVELOPE PROVIDED . - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Preliminary Copy – Subject to Completion CONSENT REVOCATION CARD—WHITE CONSENT REVOCATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC. The undersigned, a record holder of shares of common stock, par value $0.01 per share (the "Common Stock"), of Cephalon, Inc. (the "Company"), acting with respect to all shares of the Company's Common Stock held by the undersigned at the close of business on April 8, 2011, hereby acts as follows concerning the proposals of Valeant Pharmaceuticals International, Inc. ("Valeant") set forth below. THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE "YES, REVOKE MY CONSENT" BOXES ON ALL PROPOSALS SET FORTH HEREIN. UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN. THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON APRIL 8, 2011. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)